UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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BURLINGTON STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2020 Proxy Statement

Burlington Stores, Inc.

2006 Route 130 North

Burlington, New Jersey 08016

April 3, 2020

Dear Burlington Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Burlington Stores, Inc., at the company’s corporate offices located at The Kingsbury Building, 2006 Route 130 North, Burlington, New Jersey 08016 on May 20, 2020 at 8:00 a.m. Eastern Time. All holders of shares of our outstanding common stock as of the close of business on March 26, 2020 are entitled to vote at the meeting. Details of the business to be conducted at the meeting are given in the Notice of 2020 Annual Meeting of Stockholders and the Proxy Statement, which are included on the following pages.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the internet, by telephone or, if you received a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure you have a say on the important issues to be voted on at the annual meeting.

We appreciate your support of Burlington Stores, Inc.

Michael O’Sullivan

Chief Executive Officer

BURLINGTON STORES, INC.

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 20, 2020

Date: May 20, 2020 Time: 8:00 a.m. (Eastern Time) Location: Burlington Stores, Inc. The Kingsbury Building 2006 Route 130 North Burlington, New Jersey 08016* Record Date: March 26, 2020	Items of Business
	1.	To elect the three directors nominated by Burlington Stores, Inc.’s Board of Directors and named in the accompanying Proxy Statement;
	2.	To ratify the appointment of Deloitte & Touche LLP as Burlington Stores, Inc.’s independent registered certified public accounting firm for the fiscal year ending January 30, 2021;
	3.	To obtain non-binding advisory approval of the compensation of Burlington Stores, Inc.’s named executive officers (“Say-on-Pay”);
	4.	To obtain non-binding advisory approval of the frequency of holding future Say-On-Pay votes; and
	5.	To consider any other business properly brought before the meeting.
The Board of Directors of Burlington Stores, Inc. unanimously recommends a vote FOR each director nominee named in Proposal 1; FOR Proposals 2 and 3; and, with respect to Proposal 4, for holding future Say-On-Pay votes every ONE YEAR.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the question entitled “How do I vote?” on page 8 of the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Karen Leu, Senior Vice President, General

Counsel and Corporate Secretary

Burlington, New Jersey

April 3, 2020

* We are actively monitoring the public health and travel safety concerns relating to the evolving COVID-19 situation and the advisories or mandates that federal, state and local governments, and related agencies, may issue. In the event we determine that it is not possible or advisable to hold our annual meeting as currently planned, we will publicly announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting in a different location or solely by means of remote communication (i.e., a virtual-only annual meeting). If you are planning to attend our annual meeting, please check the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, prior to the meeting date for any updated information.

Important notice regarding the availability of proxy materials for the

2020 Annual Meeting of Stockholders to be held on May 20, 2020:

This Notice of Annual Meeting, the accompanying Proxy Statement, and our Annual Report on Form 10-K for the fiscal year ended February 1, 2020 are all available at http://www.astproxyportal.com/ast/18550/

YOUR VOTE IS IMPORTANT

PLEASE VOTE BY INTERNET OR TELEPHONE OR

SIGN, DATE, & RETURN YOUR PROXY CARD

Burlington Stores, Inc. 2020 Proxy Statement

Proxy Statement Summary

This summary highlights information about Burlington Stores, Inc. (referred to in this Proxy Statement as “we,” “us,” “our,” “Burlington” or the “Company”), our Board of Directors (the “Board” or the “Board of Directors”) and our upcoming 2020 Annual Meeting of Stockholders (the “Annual Meeting”) contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting Information

Date and Time:	Wednesday, May 20, 2020 8:00 a.m. Eastern Time
Location:	Burlington Stores, Inc. The Kingsbury Building 2006 Route 130 North Burlington, New Jersey 08016*
Record Date:	March 26, 2020

Voting Matters and Board Recommendations

The Board of Directors recommends that you vote as follows on each proposal:

Voting Matter		Board’s Recommendation	Page Reference
Proposal 1:	Election of Three Directors Nominated by the Board and Named in this Proxy Statement	FOR each director nominee	11
Proposal 2:	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Certified Public Accounting Firm for the fiscal year ending January 30, 2021	FOR	32
Proposal 3:	Non-Binding Advisory Approval of the Compensation of the Company’s Named Executive Officers (“Say-On-Pay”)	FOR	35
Proposal 4:	Non-Binding Advisory Approval of the Frequency of Future “Say-On-Pay” Votes	ONE YEAR	36
*

We are actively monitoring the public health and travel safety concerns relating to the evolving COVID-19 situation and the advisories or mandates that federal, state and local governments, and related agencies, may issue. In the event we determine that it is not possible or advisable to hold our annual meeting as currently planned, we will publicly announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting in a different location or solely by means of remote communication (i.e., a virtual-only annual meeting). If you are planning to attend our annual meeting, please check the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, prior to the meeting date for any updated information.

Burlington Stores, Inc. 2020 Proxy Statement | 1

PROXY STATEMENT SUMMARY

Company Overview

Headquartered in New Jersey, we are a nationally recognized off-price retailer with revenues of $7.3 billion for the fiscal year ended February 1, 2020 (“fiscal 2019”). We are a Fortune 500 company and our common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” We operated 727 stores as of the end of fiscal 2019 in 45 states and Puerto Rico, principally under the name Burlington Stores. Our stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers’ prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats. As we continue to expand, we remain focused on the implementation of our three long-term growth strategies under the oversight of our Board of Directors:

•	Driving Comparable Store Sales Growth

•	Expanding and Enhancing Our Retail Store Base

•	Enhancing Operating Margins

These strategies, which are more fully discussed in our Annual Report on Form 10-K for Fiscal 2019 (the “Fiscal 2019 10-K”) are designed to drive long-term value for our stockholders and maintain a sustainable competitive advantage.

Select Fiscal 2019 Company Performance Highlights

Strong execution of our long-term growth strategies resulted in solid performance for fiscal 2019. Highlights of fiscal 2019 performance compared with our fiscal year ended February 2, 2019 (“fiscal 2018”) include the following:

•	We generated total revenues of $7,286.4 million compared with $6,668.5 million in fiscal 2018

•	Net sales improved $618.2 million to $7,261.2 million (inclusive of a 2.7% comparable store sales increase)

•	We generated net income of $465.1 million compared with $414.7 million in fiscal 2018, an increase of $50.4 million, and earnings per share amounted to $6.91 per share compared with $6.04 per share in fiscal 2018

•	Adjusted Net Income was $7.41 per share compared with $6.44 per share in fiscal 2018

•	Adjusted EBITDA improved $91.7 million to $883.9 million
•	Adjusted EBIT improved $73.1 million to $673.6 million

•	We opened 52 net new stores

As a result of our cash flow from operations and disciplined capital allocation, we were also able to return value to our stockholders during fiscal 2019 through $299.9 million in share repurchases.

Information regarding how we calculate Adjusted Net Income (which is divided by our fully diluted weighted average shares outstanding for fiscal 2019 of 67,293 thousand to arrive at Adjusted Net Income per share), Adjusted EBITDA and Adjusted EBIT, and a reconciliation of those non-GAAP financial measures to the most directly comparable GAAP financial measure, is contained in the section of our Fiscal 2019 10-K entitled “Key Performance Measures” beginning on page 32. As presented, these non-GAAP financial measures exclude the impact of $4.2 million in management transition costs incurred during the third and fourth quarters of Fiscal 2019, or $0.06 per share.

2 | Burlington Stores, Inc. 2020 Proxy Statement

PROXY STATEMENT SUMMARY

Governance Highlights

Our Board believes that good corporate governance accompanies and greatly aids our long-term business success. The Corporate Governance section beginning on page 19 describes our corporate governance framework and commitment, which includes the following highlights:

•	Independent Board Chair

•	8 out of 9 directors are independent

•	3 out of 9 directors are female

•	Each director attended at least 85% of the meetings of the Board and of the committees of which such director was a member during fiscal 2019.

•	67% of the Board has served for less than 6 years
•	Majority voting and director resignation policy for directors in uncontested elections

•	Majority of director compensation paid in stock

•	Pay-for-performance philosophy

•	Annual Board, director and committee self-evaluations

•	No unequal voting rights

•	Robust CEO, executive and non-employee director stock ownership guidelines

Board of Directors

The following table provides summary information about our directors. Additional information about each director’s background and experience can be found beginning on page 12.

					Committee Memberships (1)
Name	Primary or Former Occupation	Age	Director Since	Independent	AC	CC	NCGC
John J. Mahoney	Retired Vice Chairman, Staples, Inc. Chairman of the Board	68	2013	●
Ted English	Executive Chairman, Bob’s Discount Furniture	66	2016	●	●	●
Jordan Hitch	Former Managing Director, Bain Capital	53	2006	●		C	●
William P. McNamara	Retired President, Macy’s Reinvent Strategies Macy’s, Inc.	69	2014	●			●
Michael O’Sullivan	Chief Executive Officer, Burlington Stores, Inc.	56	2019
Jessica Rodriguez	Chief Marketing Officer and President of Entertainment of UCI Networks	47	2018	●			●
Laura J. Sen	Former Non-Executive Chairman and Chief Executive Officer, BJ’s Wholesale Club, Inc.	63	2018	●	●
Paul J. Sullivan	Retired Partner, PricewaterhouseCoopers LLP	72	2012	●	C
Mary Ann Tocio	Retired President and Chief Operating Officer, Bright Horizons Family Solutions, Inc.	71	2015	●		●	C
(1)	NCGC = Nominating and Corporate Governance Committee; CC = Compensation Committee; AC = Audit Committee; C= Chair

Burlington Stores, Inc. 2020 Proxy Statement | 3

PROXY STATEMENT SUMMARY

Board Composition Highlights

The Board has taken a thoughtful and deliberate approach to Board composition to ensure that our directors have the backgrounds, talents, skills, character, diversity, and expertise sufficient to provide sound and prudent guidance with respect to our operations and interests. Some of the key features of our Board composition are as follows:

4 | Burlington Stores, Inc. 2020 Proxy Statement

PROXY STATEMENT SUMMARY

Executive Compensation Program Highlights

Our objective is to have an executive compensation program that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our business and to motivate those executive officers to drive stockholder value, consistent with our Core Values as described on page 26.

In fiscal 2019, approximately 93% of the target annual compensation for Mr. O’Sullivan, our Chief Executive Officer (the “CEO”) as of February 1, 2020, and approximately 75% of the average target annual compensation for our other continuing named executive officers (“NEOs”), was “at-risk.”

Significant features of our executive compensation program include:

✓	Alignment of pay with Company financial performance

✓	Fifty percent of annual long-term incentive grant to NEOs is in the form of a three-year performance stock unit (“PSU”) award

✓	Balance short-term and long-term incentives

✓	Annual stockholder say-on-pay votes

✓	Compensation Committee uses independent consultant

✓	Annual compensation risk assessment

✓	Independent Compensation Committee

✓	Stock ownership guidelines

✓	Limits on annual incentive award and PSU award payments

✓	Compensation recoupment policy

✓	Regular review of share utilization
×	No excise tax gross-ups

×	No stock options granted below fair market value

×	No option repricing without stockholder approval

×	No hedging or pledging of Company stock by executive officers or directors

×	No automatic “single-trigger” change in control

×	No pension plans or SERPs

×	No guaranteed bonuses or salary increases

×	No change in control severance arrangements

×	No evergreen provision or reload options in 2013 equity incentive plan

Please see the Compensation Discussion and Analysis beginning on page 40 for an overview of our executive compensation program together with a description of the material factors underlying the decisions that resulted in the fiscal 2019 compensation provided to the NEOs identified below.

Named Executive Officers
Michael O’Sullivan	Chief Executive Officer
Thomas A. Kingsbury	Former Executive Chairman
John Crimmins	Executive Vice President and Chief Financial Officer
Marc Katz	Former Chief Financial Officer/Principal
Jennifer Vecchio	President and Chief Merchandising Officer
Fred Hand	Chief Customer Officer/Principal
Joyce Manning Magrini	Executive Vice President – Human Resources

Burlington Stores, Inc. 2020 Proxy Statement | 5

PROXY STATEMENT SUMMARY

Management Succession

On April 23, 2019, we announced that our Board appointed Michael O’Sullivan as our new Chief Executive Officer effective September 16, 2019. The Board believed that the hiring of Mr. O’Sullivan was critical to help continue the Company’s outstanding performance and stock price appreciation that we have experienced since our IPO in 2013 and that, in order to successfully attract Mr. O’Sullivan, it was necessary to take into account the substantial equity value he was forfeiting at his prior employer. As a result, a substantial amount of Mr. O’Sullivan’s fiscal 2019 compensation is comprised of a make-whole long-term incentive grant made to compensate Mr. O’Sullivan for a significant portion of such forfeited equity value. A full discussion of Mr. O’Sullivan’s employment agreement and compensation package is discussed in the Compensation Discussion and Analysis beginning on page 40. The hiring of Mr. O’Sullivan, as well as the promotion of Jennifer Vecchio to President and Chief Merchandising Officer in April 2019, represent the culmination of our Board’s active engagement in a thoughtful and comprehensive succession planning process.

6 | Burlington Stores, Inc. 2020 Proxy Statement

2020 Proxy Statement

This Proxy Statement and the accompanying materials are being made available to stockholders of Burlington Stores, Inc. beginning on or about April 3, 2020. In this Proxy Statement, you will find information on the matters to be presented at the Annual Meeting and information to assist you in voting your shares.

About the Annual Meeting

Who is soliciting my vote?

The Board is soliciting your vote at the Annual Meeting.

What will I be voting on?

You will be voting on:

•	Election of the three directors nominated by the Board and named in this Proxy Statement (Proposal 1);

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the fiscal year ending January 30, 2021 (“fiscal 2020”) (Proposal 2);

•	Non-binding advisory approval of the compensation of our NEOs (“Say-On-Pay”) (Proposal 3);

•	Non-binding advisory approval of the frequency of future Say-On-Pay votes (Proposal 4); and

•	Any other business that may properly come before the Annual Meeting.

What are the Board of Directors voting recommendations?

The Board recommends that you vote:

•	FOR each of the three directors nominated by the Board and named in this Proxy Statement (Proposal 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for fiscal 2020 (Proposal 2);

•	FOR the non-binding advisory approval of the compensation of our NEOs (Proposal 3); and

•	for ONE YEAR as the frequency of holding future Say-On-Pay votes (Proposal 4).

Who is entitled to vote?

All stockholders who owned the Company’s common stock at the close of business on the record date, March 26, 2020, are entitled to attend and vote at the Annual Meeting.

How many votes do I have?

You will have one vote on each matter for every share of the Company’s common stock you owned on the record date. There is no cumulative voting.

How many votes can be cast by all stockholders?

Each share of the Company’s common stock is entitled to one vote. On the record date, the Company had 65,748,793 shares of common stock outstanding and entitled to vote.

How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of the Company’s common stock must be present or represented by proxy at the Annual Meeting in order to have a quorum. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Shares are counted as present at the Annual Meeting if stockholders are present and vote in person or if a proxy card has been properly submitted by or on behalf of a stockholder. Abstentions and “broker non-votes” are counted for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner submits a proxy for the Annual Meeting without voting on a particular proposal because the bank, broker or other nominee has not received instructions

Burlington Stores, Inc. 2020 Proxy Statement | 7

2020 PROXY STATEMENT

from the beneficial owner and does not have discretionary voting power with respect to that proposal. A bank, broker or other nominee may exercise its discretionary voting power with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for fiscal 2020 (Proposal 2), but does not have discretion to vote with respect to the election of directors (Proposal 1), the non-binding advisory approval of the compensation of our NEOs (Proposal 3) or the non-binding advisory approval of the frequency of future Say-On-Pay votes (Proposal 4).

How many votes are required to elect directors and approve the other proposals?

Our Amended and Restated Bylaws (the “Amended Bylaws”) require that, in an uncontested election, each director will be elected by a majority of the votes cast by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of such director such that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee (Proposal 1). Please see page 19 for a further description of our majority vote standard for the election of directors. Proposals 2 and 3 require the approval of the holders of a majority of votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. With respect to Proposal 4, the frequency receiving the greatest number of votes will be considered the frequency that stockholders approve. Abstentions have no effect on the determination of whether a director nominee has received the requisite amount of votes cast (Proposal 1), but will have the same effect as a vote “against” Proposal 2 or Proposal 3 and, with respect to Proposal 4, will have no effect. Broker non-votes have no effect on the determination of whether a director nominee or Proposal 2, Proposal 3 or Proposal 4 has received the requisite number of votes cast to pass.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

We are pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the internet. We believe these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials, which indicates how our stockholders may: (i) access their proxy materials and vote their proxies over the internet or by telephone; or (ii) make a request to receive a printed set of proxy materials by mail.

How do I vote?

Registered Holders

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC), then you may vote either in person at the Annual Meeting or by proxy. If you decide to vote by proxy, you may vote via the internet, by telephone or by mail, and your shares will be voted at the Annual Meeting in the manner you direct. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice provides information on how to access your online proxy card and vote via the internet or how to vote by telephone or receive a paper proxy card to vote by mail. Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 19, 2020.

In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as the Board recommends.

Beneficial Holders

If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), you may vote in person at the Annual Meeting only if you obtain a legal proxy from the nominee that holds your shares and present it to the inspector of elections with your ballot at the Annual Meeting. Alternatively, you may provide instructions to the nominee that holds your shares to vote by completing, signing and returning the voting instruction form that the nominee provides to you, or by using the voting arrangements described on the voting instruction form, the Notice of Internet Availability of Proxy Materials or other materials that the nominee provides to you.

If you do not provide voting instructions to your nominee, this results in a broker non-vote and the

8 | Burlington Stores, Inc. 2020 Proxy Statement

2020 PROXY STATEMENT

nominee will not vote your shares on the election of directors (Proposal 1), the non-binding advisory approval of the compensation of our NEOs (Proposal 3), or the non-binding advisory approval of the frequency of future Say-On-Pay votes (Proposal 4), but your nominee may exercise its discretionary voting power with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for fiscal 2020 (Proposal 2) and register your shares as being present at the Annual Meeting for purposes of determining a quorum.

What does it mean if I receive more than one notice, proxy or voting instruction card?

It means that your shares may be registered differently or held in more than one account. Please provide voting instructions for all notices, proxy and voting instruction cards you receive. Certain banks, brokers and other nominees have procedures in place to discontinue duplicate mailings upon a stockholder’s request. You should contact your bank, broker or other nominee for more information.

Can I change my vote after I execute my proxy?

You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the internet or by telephone, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a valid proxy that was previously delivered. If you hold shares in “street name,” you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy as described above.

Will my vote be kept confidential?

Yes. The Company’s policy is that all proxy or voting instruction cards, ballots and vote tabulations which identify the vote of an individual stockholder are to be kept secret unless required by law. Your vote will be disclosed to Burlington or its agents only:

•	to allow the independent election inspectors to certify the results of the vote;
•	if there is a proxy contest involving us; or

•	if you make a written comment on your proxy or voting instruction card or ballot.

Who pays for this proxy solicitation?

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries, custodians and other nominees holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. We have hired Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to assist in soliciting proxies for an estimated fee of $15,000 plus reimbursement of reasonable expenses. Further, the original solicitation of proxies by mail and through the internet may be supplemented by solicitation by mail, email, facsimile, personal interview or telephone and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

Who can I contact with questions?

If you have any questions or need assistance voting, please contact Innisfree. Stockholders may call toll free at 1-888-750-5834. Banks and brokers may call collect at 1-212-750-5833.

Who are the proxyholders and how were they selected?

The proxyholders are Michael O’Sullivan, John Crimmins and Karen Leu, each of whom was selected by our Board of Directors and is an officer of the Company. The proxyholders will vote all proxies, or record an abstention, in accordance with the directions on the proxy. If no direction is given, the shares will be voted as recommended by our Board of Directors.

Are there any stockholder proposals this year?

No stockholder proposals are included in this Proxy Statement, and we have not received notice of any stockholder proposals to be raised at the Annual Meeting.

Burlington Stores, Inc. 2020 Proxy Statement | 9

2020 PROXY STATEMENT

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any matter other than those described in this Proxy Statement arises at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

How do I attend the Annual Meeting?

Admission to the Annual Meeting is limited to the Company’s stockholders or their proxy holders. Each stockholder will be asked to present proof of stock ownership and a valid, government-issued photo identification, such as a driver’s license, before being admitted to the Annual Meeting. Proof of stock ownership may consist of the top portion of the proxy card or, if shares are held in the name of a bank, broker or other nominee, an account statement or letter from the nominee indicating that the individual beneficially owned shares of the Company’s common stock on the record date for the Annual Meeting.

We currently plan to hold the Annual Meeting in person. However, we are actively monitoring the public health and travel safety concerns relating to the evolving COVID-19 situation and the advisories or mandates that federal, state and local governments, and related agencies, may issue. In the event we determine that it is not possible or advisable to hold our Annual Meeting as currently planned, we will publicly announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting in a different location or solely by means of remote communication (i.e., a virtual-only annual meeting). If you are planning to attend our Annual Meeting, please check the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, prior to the meeting date for any updated information.

Where and when will I be able to find the voting results?

You can find the official results of the voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

10 | Burlington Stores, Inc. 2020 Proxy Statement

Proposal No. 1 — Election of Directors

Overview of Our Board Structure

The Board currently consists of nine members divided into three classes equal in size (designated Class I, Class II and Class III), with one class being elected each year for a three-year term. Each director’s term continues until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement.

Effective September 16, 2019, the Board increased its size to ten members and appointed Michael O’Sullivan as a Class II member of the Board in connection with the commencement of his employment as the Company’s Chief Executive Officer. As contemplated by that certain letter agreement dated June 14, 2019 between us and Thomas A. Kingsbury (discussed in further detail below under the caption entitled “Executive Compensation—Kingsbury Employment Agreement”), Mr. Kingsbury resigned from the Board as of February 1, 2020. Following Mr. Kingsbury’s resignation, the Board decreased its size to nine members.

At the Annual Meeting, stockholders will consider the election of three directors for terms ending in 2023. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Ted English, Jordan Hitch and Mary Ann Tocio, each a current Class I director, for election to the Board. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

In determining whether to nominate each of the current Class I directors for another term, the Board considered the factors discussed below under the caption entitled “Selecting Nominees to the Board of Directors,” and concluded that each of the current directors standing for re-election possesses unique experiences, qualifications, attributes and skills that will enable each of them to guide the Company in the best interests of its stockholders. There are no family relationships among directors and executive officers of the Company. Proxies may not be voted for a greater number of persons than the three nominees named in this Proxy Statement.

Burlington Stores, Inc. 2020 Proxy Statement | 11

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election at Annual Meeting

The following sets forth the name, age (as of March 26, 2020) and information regarding the business experience and qualifications of each of the Class I nominees whose terms are expiring at the Annual Meeting:

Ted English Age: 66 Director since: 2016 Committee Membership: • Audit • Compensation

Background:

Mr. English joined our Board of Directors in November 2016 and currently serves on our Audit Committee and Compensation Committee. Mr. English has been the Executive Chairman of the board of directors of Bob’s Discount Furniture since March 2016 and was its Chief Executive Officer from 2006 until his appointment as Executive Chairman. Prior to joining Bob’s Discount Furniture, Mr. English was TJX’s Chief Executive Officer from 2000 (and President from 1999) to 2005. Mr. English was Chairman of The Marmaxx Group between 2000 and 2004, and held various other executive and merchandising positions with TJX from 1983 to 1999. In addition to Burlington Stores, Inc. and Bob’s Discount Furniture, Mr. English serves on the board of directors of Rue La La, an e-commerce destination connecting world-class brands with next generation shoppers. He previously was a director of BJ’s Wholesale Club, Inc. Mr. English also serves on the Board of Trustees of various funds within the multi-affiliate structure of Natixis Global Asset Management, a global asset management firm.

Key Qualifications:

Mr. English’s long career in retail, including off-price retail, has given him broad experience in large retail chain management. Mr. English also has significant leadership experience, including service as the chief executive of both a premier discount home furnishings company and a leading off-price retailer of apparel and home fashions.

Jordan Hitch Age: 53 Director since: 2006 Committee Membership: • Compensation (Chair) • Nominating and Corporate Governance

Background:

Mr. Hitch joined our Board of Directors in April 2006 and currently serves as the Chair of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee. Mr. Hitch was formerly a Managing Director at Bain Capital, a private investment firm, and left the firm after 18 years in 2015. Mr. Hitch served as a Senior Advisor to Bain Capital following his departure from the firm through the end of 2017. He is currently an active personal investor across a wide range of early stage companies. Mr. Hitch is also a member of the board of directors of Bright Horizons Family Solutions. Prior to joining Bain Capital, Mr. Hitch was a consultant at Bain & Company where he worked in the financial services, healthcare and utility industries.

Key Qualifications:

Mr. Hitch has substantial experience investing in retail companies and possesses valuable strategic and financial expertise, including significant experience with capital markets transactions and investments in both public and private companies.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Mary Ann Tocio Age: 71 Director since: 2015 Committee Membership: • Nominating and Corporate Governance (Chair) • Compensation

Background:

Ms. Tocio joined our Board of Directors in December 2015 and currently serves as Chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. She retired from Bright Horizons Family Solutions, Inc., an employer-sponsored child care provider, in July 2015 after 23 years with that company, most recently as its President and Chief Operating Officer. Prior to Bright Horizons, Ms. Tocio held several positions with Wellesley Medical Management, Inc. (Health Stop), including Senior Vice President of Operations. Ms. Tocio is a member of the board of directors of Bright Horizons and is a Governing Trustee of the Dana Farber Cancer Institute. Ms. Tocio was a member of the board of directors of Mac-Gray Corporation from 2006 to 2013 and a member of the board of directors of Civitas Solutions from 2015 to 2019.

Key Qualifications:

Ms. Tocio has significant leadership and operational experience, including expertise managing growing organizations, as well as substantial public company board experience.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote FOR the election of Ted English, Jordan Hitch and Mary Ann Tocio.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Directors Continuing in Office

The following sets forth the name, age (as of March 26, 2020) and information regarding the business experience and qualifications of each of the directors who will continue in office after the Annual Meeting:

Class II Directors—Terms Expiring at the 2021 Annual Meeting

William P. McNamara Age: 69 Director since: 2014 Committee Membership: • Nominating and Corporate Governance

Background:

Mr. McNamara joined our Board of Directors in September 2014 and currently serves on our Nominating and Corporate Governance Committee. Mr. McNamara has over 30 years of retail experience with two prominent department stores, Macy’s/Federated and The May Department Stores Company. Mr. McNamara began his career at Filene’s, a division of May Department Stores, rising through the ranks of the merchandising organization. In 1998, Mr. McNamara was promoted to President of the May Merchandising Company to lead all brand merchandising and product development. In 2000, he was promoted to Vice Chairman of May Department Stores Company where he had direct responsibility for all of its department store divisions. In 2005, upon completion of the merger between Federated and May, he became Chairman and Chief Executive Officer of the company’s Midwest division. In 2008, Mr. McNamara became President of Macy’s Reinvent Strategies and served in that capacity until his retirement in 2009.

Key Qualifications: Mr. McNamara’s long career in retail has given him broad experience in large retail chain management, including merchandising and product development.

Michael O’Sullivan Age: 56 Director since: 2019 Committee Membership: • None

Background:

Mr. O’Sullivan joined Burlington as our Chief Executive Officer in September 2019. Mr. O’Sullivan came to Burlington from Ross Stores, an off-price retailer, where he worked for 16 years, rising to become their President and Chief Operating Officer in 2009. While at Ross, Mr. O’Sullivan played a leading role in managing major functional areas such as Stores, Loss Prevention, Supply Chain, Finance, IT, Human Resources, Merchandise Allocations, Merchant Support, and Marketing. Mr. O’Sullivan also served on Ross’s board of directors from 2014 to April 2019. Prior to working at Ross, Mr. O’Sullivan was a Partner at Bain & Company from 1991 to 2003. At Bain, Mr. O’Sullivan worked with companies in the retail industry on business strategy and performance improvement.

Key Qualifications:

Mr. O’Sullivan’s day-to-day leadership and experience as our CEO, as well as his extensive experience in the off-price retail sector, gives him unique insights into our opportunities, challenges and operations.

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Jessica Rodriguez Age: 47 Director since: 2018 Committee Membership: • Nominating and Corporate Governance

Background:

Ms. Rodriguez joined our Board of Directors in October 2018 and currently serves on our Nominating and Corporate Governance Committee. Ms. Rodriguez has served as Chief Marketing Officer and President of Entertainment of UCI Networks, the leading media company serving Hispanic America, since August 2019. Prior to that, Ms. Rodriguez served as President and Chief Operating Officer of UCI Networks from January 2018 through July 2019. From 2014 through January 2018, Ms. Rodriguez served as Chief Marketing Officer for Univision Communications Inc. (UCI). Ms. Rodriguez oversees the daily operations of UCI’s television networks and oversees all marketing for the company and all entertainment development, live events, scheduling and acquisitions for Univision’s portfolio of television and cable networks. Ms. Rodriguez also oversees consumer branding and messaging, corporate marketing, branding initiatives and campaigns, and branding research analytics, among other functions. Prior to these roles at Univision, Ms. Rodriguez served as Executive Vice President of Program Scheduling & Promotions Officer from 2012 through 2014 and as Senior Vice President of Cable Networks, from 2011 through 2012. Ms. Rodriguez served in various other positions with Univision from 2001 through 2011.

Key Qualifications: Ms. Rodriguez has extensive operational and marketing experience, and brings a deep understanding of the needs of consumers.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Class IlI Directors—Terms Expiring at the 2022 Annual Meeting

John J. Mahoney Age: 68 Director since: 2013 Committee Membership: • None

Background:

Mr. Mahoney joined our Board of Directors in December 2013 and currently serves as Chairman of the Board. Mr. Mahoney is also a member of the board of directors of Bloomin’ Brands, Inc., Chico’s FAS and The Michaels Companies, Inc. Previously, Mr. Mahoney served on the Boards of Directors of Advo, Inc. from 2001 to 2007, Tweeter Home Entertainment Group, Inc. from 2004 to 2007 and Zipcar, Inc. from 2010 to 2012. Mr. Mahoney was Vice Chairman of Staples, Inc. from January 2006 until his retirement in July 2012. While at Staples, Mr. Mahoney was Chief Financial Officer from September 1996 to January 2012, Executive Vice President, Chief Administrative Officer and Chief Financial Officer from October 1997 to January 2006 and Executive Vice President and Chief Financial Officer from September 1996 to October 1997. Before joining Staples, Mr. Mahoney was a partner with the accounting firm of Ernst & Young LLP where he worked for 20 years, including service in the firm’s National Office Accounting and Auditing group. Mr. Mahoney is a certified public accountant.

Key Qualifications:

Mr. Mahoney has extensive experience serving on public company boards of directors and significant executive experience in the retail industry. Mr. Mahoney also possesses valuable financial expertise, including substantial experience in corporate finance and accounting, and extensive experience providing audit and financial reporting services to numerous organizations.

Laura J. Sen Age: 63 Director since: 2018 Committee Membership: • Audit

Background:

Ms. Sen joined our Board of Directors in June 2018 and currently serves on our Audit Committee. Ms. Sen is a member of the board of directors of Massachusetts Mutual Life Insurance Company and the Massachusetts Port Authority. Ms. Sen previously served as a director of BJ’s Wholesale Club, Inc., EMC Corporation, rue21, inc., Abington Savings Bank and the Federal Reserve Bank of Boston. Ms. Sen served as the Non-Executive Chairman of the Board of Directors of BJ’s Wholesale Club, Inc., a membership-only warehouse chain, from January 2016 through April 2018 and was its Chief Executive Officer from February 2009 through January 2016. Ms. Sen served as BJ’s Chief Operating Officer from January 2008 through February 2009. Ms. Sen also served as BJ’s Executive Vice President of Merchandising and Logistics from January 2007 through January 2008, and held the same position from 1997 to March 2003. From March 2003 to December 2006, Ms. Sen was the Principal of Sen Retail Consulting, advising companies in the retail sector in the areas of merchandising and logistics.

Key Qualifications:

Ms. Sen played key roles in growing BJ’s from an early stage business to a Fortune 500 company. With nearly 30 years of experience in the retail industry, Ms. Sen brings an exceptional leadership record, deep operating experience and financial expertise to the Board.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Paul J. Sullivan Age: 72 Director since: 2012 Committee Membership: • Audit (Chair)

Background:

Mr. Sullivan joined our Board of Directors in November 2012 and is the Chair of our Audit Committee. Mr. Sullivan was a partner at PricewaterhouseCoopers LLP from 1983 until his retirement in July 2009. At PricewaterhouseCoopers LLP, Mr. Sullivan was a member of the Board of Partners, Chair of the Finance Committee, and a member of the Management Evaluation and Compensation, Admissions and Strategy Committees. Mr. Sullivan is a certified public accountant.

Key Qualifications:

Mr. Sullivan possesses valuable financial expertise, including substantial experience in corporate finance and accounting and extensive experience providing audit and financial reporting services to numerous organizations.

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Information About Our Executive Officers

Set forth below is the name, age (as of March 26, 2020) and certain information regarding each of our executive officers, other than Mr. O’Sullivan, whose biographical information is presented above.

Jennifer Vecchio President and Chief Merchandising Officer

Ms. Vecchio, 54, has served as our President and Chief Merchandising Officer since April 2019. From January 2017 through April 2019, Ms. Vecchio served as our Chief Merchandising Officer/Principal. From the commencement of her employment with us in May 2015 through January 2017, Ms. Vecchio served as our Executive Vice President and Chief Merchandising Officer. From January 2014 to May 2015, Ms. Vecchio provided consulting services to our merchandising organization. From 1997 to June 2011, Ms. Vecchio held various positions in the merchandising organization of Ross Stores, most recently serving as Executive Vice President of Merchandising—Mens/Kids from December 2009 through June 2011 and as Senior Vice President/GMM from February 2005 through December 2009 with various areas of responsibilities including Mens, Kids, Shoes, Lingerie and Hosiery. From 1988 through 1997, Ms. Vecchio held various positions in the merchandising organization of Macy’s.

Fred Hand Chief Customer Officer/Principal

Mr. Hand, 56, has served as our Chief Customer Officer/Principal since January 2017 and is responsible for managing our stores and real estate organizations. From the commencement of his employment with us in February 2008 through January 2017, Mr. Hand served as our Executive Vice President of Stores. Prior to joining us, Mr. Hand served as Senior Vice President, Group Director of Stores of Macy’s, Inc. from March 2006 to February 2008. From 2001 to 2006, Mr. Hand served as Senior Vice President, Stores and Visual Merchandising of Filene’s Department Stores. Mr. Hand held various other positions at The May Department Stores Company from 1991 to 2001, including Area Manager, General Manager, and Regional Vice President.

John Crimmins Executive Vice President and Chief Financial Officer

Mr. Crimmins, 63, became our Chief Financial Officer in October 2019 after serving in that capacity on an interim basis since September 2019. Prior to this role, Mr. Crimmins was our Executive Vice President, Finance. Mr. Crimmins first came to Burlington in 2011 as our Senior Vice President, Finance, Chief Accounting Officer. Prior to joining Burlington, he worked at Timberland from 2002 to 2009. Mr. Crimmins initially served as their Chief Accounting Officer until 2007 when he became their Chief Financial Officer. Prior to 2002, Mr. Crimmins served in various financial management positions including several years at Reed Business Information.

Joyce Manning Magrini Executive Vice President—Human Resources

Ms. Magrini, 65, has served as our Executive Vice President—Human Resources since November 2009. Prior to joining us, Ms. Magrini served as Executive Vice President—Administration of Finlay Jewelry since June 2005. From March 1999 to June 2005, Ms. Magrini served as Senior Vice President of Human Resources of Finlay Jewelry and from January 1995 to February 1999, Ms. Magrini was Vice President of Human Resources of Finlay Jewelry. Ms. Magrini held various human resources and customer service management positions at Macy’s from 1978 through December 1994.

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Corporate Governance

The Board is committed to strong corporate governance because it promotes the long-term interests of stockholders, enhances Board and management accountability and helps build public trust in the Company. The Board has adopted policies and processes that foster effective Board oversight of critical matters such as strategy and risk management. The Board and its committees review our major governance documents, policies and processes regularly in the context of current corporate governance trends, regulatory changes and recognized best practices. Below is an overview of our corporate governance structure and processes, including key aspects of our Board operations.

Corporate Governance Guidelines

The Board has developed and adopted Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its responsibilities and to best serve the interests of the Company and its stockholders. The Guidelines cover matters including selection and composition of the Board; criteria for director independence; director compensation and performance evaluations; the operation, structure and meetings of the Board and the committees of the Board; and other matters relating to our corporate governance. The Guidelines also describe the Company’s stock ownership guidelines and compensation clawback policy. The Guidelines are available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Governance—Governance Overview.” The information contained on our website does not constitute a part of this Proxy Statement.

Majority Vote Standard for Election of Directors

The Board approved an amendment to the Amended Bylaws in February 2018 to require that, in an uncontested election, each director will be elected by a majority of the votes cast by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of such director, such that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. A plurality voting standard remains applicable to any contested election. A “contested election” is one in which (i) the Secretary of the Company received notice that a stockholder has nominated or intends to nominate a person for election to the Board pursuant to the requirements of the Amended Bylaws and (ii) such nomination was not withdrawn by the stockholder on or prior to the tenth day before the mailing of the notice of the meeting. In connection with the approval of the amendment, the Board also approved changes to the Guidelines such that, following any election of directors other than a contested election of directors, any incumbent director who was a nominee and who did not receive a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors must promptly tender his or her offer of resignation to the Board for consideration by the Board.

The Guidelines further provide that a recommendation on whether or not to accept such a resignation offer will then be made by the Nominating and Corporate Governance Committee or, if each member of the Nominating and Corporate Governance Committee did not receive the required majority vote or the Nominating and Corporate Governance Committee is otherwise unable to act, a majority of the Board will appoint a special committee of independent directors for the purpose of making a recommendation to the Board (the committee with authority to act is referred to as “Nominating Committee”). If no independent directors received the required majority vote, the Guidelines require that the Board act on the resignation offer. Within 60 days following certification of the stockholder vote, the Nominating Committee will consider the resignation offer and recommend to the Board the action to be taken. Absent a compelling reason for the director to remain on the Board, as determined by the Board in its business judgment, the Board will accept the resignation offer. Any director who tenders his or her resignation will not participate in

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the Nominating Committee recommendation or Board action regarding whether to accept the resignation offer. The Board will determine whether to accept the resignation offer and publicly disclose the decision and the reasons for the decision, by a press release, a filing with the SEC or other broadly disseminated means of communication, within 90 days following certification of the stockholder vote.

Board Leadership Structure

John Mahoney was appointed as our Chairman in February 2020 following the departure of Thomas A. Kingsbury, who served as our Executive Chairman from September 2019 and Chairman and Chief Executive Officer from May 2014. The Board believes that having an independent Chairman will leverage Mr. Mahoney’s extensive Board leadership experience during this period of management transition. This structure allows our Chief Executive Officer to focus on the operations of our business while the independent Chairman focuses on leading the Board in its responsibilities.

Under the Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of Chairman of the Board and Chief Executive Officer. This determination is made depending on what is in the best interest of the Company in light of all circumstances. In the event that the Chairman is not an independent director, the Guidelines provide that the

Board will appoint an independent director to serve in a lead capacity (the “Lead Independent Director”) to coordinate the activities of the other independent directors. Mr. Mahoney served as the Lead Independent Director from March 2016 until his appointment as Chairman in February 2020. As Mr. Mahoney is an independent director, the Board does not currently have a Lead Independent Director.

Pursuant to our Amended Bylaws, the Chairman of the Board shall preside at all meetings of the Board at which he or she is present and shall have such powers and perform such duties as the Board of Directors may from time to time prescribe.

The Board believes that its current leadership structure is appropriate and meets the Company’s current needs. The Board will regularly assess its leadership structure to determine that the leadership structure is the most appropriate for the Company at the time.

Board’s Role in Risk Oversight

While the Board is ultimately responsible for risk oversight, the Board has delegated to the Audit Committee the primary responsibility for oversight of our risk assessment and management process. The Audit Committee reviews periodic assessments from the Company’s ongoing enterprise risk management process that is designed to identify potential events that may affect the achievement of the Company’s objectives or have a material adverse effect on the Company. In addition, the head of the Company’s internal audit function regularly reports to the Audit Committee. The head of the internal audit function, the Chief Financial Officer and representatives from Deloitte & Touche LLP, our independent registered certified public accounting firm, regularly meet in private sessions with the Audit Committee.

Our management team is responsible for day-to-day risk management. This includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, reputational, financial, operational, legal, compliance and reporting levels.

Our Board committees also consider and address risk as they perform their respective committee responsibilities. For example, the Compensation Committee considers the risks to our business associated with our compensation policies and practices. Additionally, the Audit Committee considers, among other risks, financial risk exposures, financial reporting, internal controls and internal information systems, and those risks related to legal and compliance matters, data protection and cybersecurity, receiving regular reports on these matters from senior members of our information technology, internal audit and legal departments. The Nominating and Corporate Governance Committee considers risks related to the Company’s overall corporate governance profile and

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processes, including monitoring our corporate social responsibility practices. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise-level risk.

The Board believes that the work undertaken by the committees of the Board, together with the work of the Company’s management team, enables the Board of Directors to effectively oversee the Company’s management of risk.

Strategic Planning

Our Board has significant oversight of our corporate strategy and long-range operating plans. Acting as a full Board and through each independent Board committee, the Board is fully engaged in the Company’s strategic planning process. Setting the strategic course of the Company involves a high level of constructive engagement between management and the Board. Management develops and prioritizes strategic plans, which are then reviewed with the Board along with the Company’s challenges, industry dynamics and other factors.

Management provides the Board with updates throughout the year regarding the implementation and results of the Company’s strategic plans, as well as frequent updates regarding the Company’s financial performance. In addition, our CEO communicates regularly with the Board on important business opportunities and developments. As a result, the Board has substantial oversight of the development and implementation of the Company’s strategic plans, and the Board is able to effectively monitor the Company’s progress with respect to the strategic goals and objectives.

Independent Directors

Under the Guidelines, our Board will determine the independence of a director according to the definitions of “independent director” included in the pertinent listing standards of the New York Stock Exchange (“NYSE”) and other relevant laws, rules and regulations. The Board evaluates any relationships of each director and nominee, as well as any member of his or her immediate family, with the Company and makes an affirmative determination whether or not such director or nominee is independent.

Under the standards set forth in the NYSE’s Listed Company Manual, the Board must affirmatively determine that a director does not have any material relationship with the Company in order for such director to be deemed “independent.” Moreover, a director cannot be deemed “independent” if, among other things:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•	the director has received, or has an immediate family member who received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(1) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (2) the director is a current employee of such a firm, (3) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (4) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

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The Board has affirmatively determined that (i) each of our directors other than Mr. O’Sullivan, our CEO, is independent under the criteria established by the NYSE for director independence; (ii) Ms. Sen and Messrs. Sullivan and English meet the additional independence requirements of the NYSE and the SEC applicable to Audit Committee members; and (iii) Ms. Tocio and Messrs. Hitch and English meet the additional independence requirements of the NYSE and the SEC applicable to Compensation Committee members. In making its determination with respect to Ms. Rodriguez, the Board considered her position with Univision Communications Inc., as we have advertised on Univision for many years. After reviewing the transactions and our business relationship with Univision, the Board determined that Ms. Rodriguez does not have a direct or indirect material interest in the transactions and that our business relationship with Univision (which predates Ms. Rodriguez’s election to the Board) does not impair her independence.

Meeting Attendance

During fiscal 2019, the Board held seven meetings. Each director attended at least 85% of the meetings of the Board and of the committees of which such director was a member during this period.

We invite all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting, but we do not have a formal attendance requirement. Eight of the nine directors then in office attended our 2019 annual meeting of stockholders.

Executive Sessions

Our independent directors meet in separate executive sessions without management during regularly scheduled Board meetings to review matters concerning the relationship of the Board with management and such other matters as deemed appropriate. The Lead Independent Director or the independent Chairman, as applicable, presides over executive sessions of the independent directors.

Communications with the Board of Directors

Stockholders and other interested parties may communicate directly with the Board, the independent directors as a group or specified individual directors by writing to such individual or group care of our Secretary at the following address: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016. Our Secretary will forward all correspondence to the relevant group or individual.

In addition, the Audit Committee has adopted a policy to ensure that procedures are in place for the receipt, retention and treatment of complaints or concerns regarding accounting, financial reporting, internal accounting controls or auditing matters of the Company, and stockholders and others can communicate complaints regarding these matters by email (BSIsubmissions@burlington.com) or by writing

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to the Chair of the Audit Committee care of our Secretary at the address set forth in the immediately preceding paragraph. Employees who have complaints may, rather than submitting such complaints directly to the Chair of the Audit Committee, submit them confidentially and anonymously by contacting our ethics and compliance hotline, which is maintained by a third party.

Stock Ownership Guidelines

We have a long-standing approach of compensating our executives, as well as our non-employee directors, in part with stock awards. We believe that retention of a meaningful amount of the Company’s stock encourages a long-term perspective and further aligns the interests of these individuals with those of our stockholders. Accordingly, the Compensation Committee has adopted stock ownership guidelines providing that (i) the CEO should own shares of our common stock with a value equal to or exceeding six times his or her then-current base salary; (ii) the Company’s executive officers and the remaining members of the Company’s executive leadership team (excluding the CEO) should own shares of our common stock with a value equal to or exceeding three times his or her then-current base salary; and (iii) non-employee directors should own shares of our common stock with a value equal to or exceeding four times the annual base cash retainer paid to non-employee directors.

Stock ownership includes shares owned directly or held in trust by the individual, shares subject to unvested service-based restricted stock and restricted stock unit awards, and shares representing the in-the-money value of any outstanding stock options. It does not include shares that an individual has the right to acquire through unvested performance-based restricted stock unit awards.

Until the required ownership level is reached, all individuals subject to the stock ownership guidelines will be required to retain 50% of the shares of common stock underlying equity grants received from us after giving effect to any tax withholding obligations arising from the vesting or exercise of such grants.

As of the end of fiscal 2019, each individual then subject to the stock ownership guidelines owned shares in excess of the applicable guideline.

Director Orientation

Director education about the Company and our industry is an ongoing process, which begins when a director joins the Board. Upon joining the Board, new directors are provided with an orientation about the Company, including our business, strategy and governance. During the orientation process, new directors have a series of meetings with executives responsible for each of our business units to develop relationships and gain an understanding of the Company’s operations, strategies, challenges and opportunities. Based on input from our directors, we believe that the orientation process provides new directors with a strong foundation in our business and accelerates their ability to fully engage in Board deliberations.

Board and Committee Evaluations

The Guidelines provide that the Board and each of its committees should conduct an annual self-evaluation of its overall performance and effectiveness. As part of this process, which is overseen by the Nominating and Corporate Governance Committee, each director completes, on an annual basis, detailed questionnaires relating to the Board and individual directors, as well as any committees on which he or she serves. The questionnaires seek answers to questions based on numerical ratings and also seek qualitative comments on each question and any other general comments.

The results of the assessments are compiled anonymously, and the average numerical response and any qualitative responses to each question are reviewed by the Nominating and Corporate Governance Committee (as it relates to the Board, individual directors and all committees) and each other committee (as it relates to such committee). Matters requiring follow-up are addressed by the independent Chairman or Lead Independent Director (as applicable), the Chair of the Nominating and Corporate Governance Committee or the Chairs of the Audit or Compensation Committee, as appropriate.

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Selecting Nominees to the Board of Directors

Identification of Director Nominees

The Board is responsible for nominating candidates for election as directors by our stockholders and filling vacancies on the Board, in each case based on the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, if the Board decides not to re-nominate a member for re-election or if the Board elects to increase the size of the Board by adding a new member, the Nominating and Corporate Governance Committee will then identify the desired skills and experience of a new nominee. The Nominating and Corporate Governance Committee may, in its discretion, also engage a consultant or search firm to assist in identifying qualified individuals.

As set forth in the Guidelines, it is the policy of our Board that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. It is also the policy of the Board that the composition of the Board and its committees adheres to the standards of independence required by the NYSE and applicable law and reflect a range of talents, ages, skills, character, diversity, and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company.

Diversity and Board Tenure

The Company is committed to creating a diverse and inclusive work environment where everyone is respected and valued. A workforce that understands our diverse customer base helps ensure that our products and message are relevant in every community where we do business. The Board’s philosophy on diversity mirrors the Company’s philosophy. In connection with the selection of nominees for director, the Nominating and Corporate Governance Committee strives to identify and recruit high-caliber individuals whose diverse talents, perspectives, experiences and backgrounds would preserve and enhance the inclusive environment in which the Board currently functions.

The Board also aims to maintain an appropriate balance of tenure across our directors. The charts below reflect the gender composition and board tenure of our current directors.

Consideration of Skills and Expertise

Below we identify and describe the key skills and expertise that the Nominating and Corporate Governance Committee considers in concluding a director is qualified to serve on the Board. The experiences, qualifications, attributes and skills that the Board considered in the nomination of our directors are reflected in their individual biographies beginning on page 12.

•

Leadership Experience: Directors with experience in significant senior leadership positions with large organizations over an extended period provide us with special insights. Strong leaders bring vision, strategic agility, diverse and global perspectives and broad business insight to the Company. These individuals demonstrate a practical understanding of how large organizations operate, including the importance of succession planning, talent management and how employee and executive compensation is set. They possess skills for managing change and growth and demonstrate a

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practical understanding of organizations, operations, processes, strategy, risk management and methods to drive growth.

•	Broad-Based Business Expertise: Such expertise provides a depth of experience from which to draw on in evaluating issues, deliberating, decision-making, and making business judgments.

•	Finance Experience: An understanding of finance and related reporting processes is important for directors. We measure our operating and strategic performance by reference to financial goals, including for purposes of executive compensation. In addition, accurate financial reporting is critical to our success. Directors who are financially literate are better able to analyze our financial statements, capital structure and complex financial transactions, and ensure the effective oversight of our financial measures and internal control processes.

•	Industry Experience: Industry experience gives directors a practical understanding of developing, implementing, and assessing our merchandising and customer engagement strategies.

•	Sales and Marketing Experience: Directors with experience in dealing with consumers, particularly in the areas of marketing, marketing-related technology, advertising or otherwise selling products or services to consumers, provide us with valuable insights. They understand consumer needs and are experienced in identifying and developing marketing campaigns that might resonate with consumers, the use of technology and emerging and non-traditional marketing media, and identifying potential changes in consumer trends and buying habits.

•	Information Technology and Security Experience: This experience is relevant given the importance of technology to the retail marketplace and the importance of protecting both our and our customers’ information.

•	Public Company Board Experience: Directors who have experience on other public company boards develop an understanding of corporate governance trends affecting public companies and the extensive and complex oversight responsibilities associated with the role of a public company director. They also bring to the Company an understanding of different business processes, challenges and strategies.

•	Business Development / Mergers and Acquisitions Experience: This experience is important because it helps in assessing potential growth opportunities.

Collectively, the composition of our Board reflects a wide range of viewpoints, backgrounds and experience.

Outside Board Policy

Our directors must be able to dedicate the time necessary for the diligent performance of their duties, including preparing for and attending Board and committee meetings. In this respect, the number of other public company boards our directors may join are generally limited to ensure that a director is not “over-

boarded.” The Guidelines provide that directors who are named executive officers should not serve on the boards of more than one other public company. In addition, the Board believes that no director should serve on more than three other boards of public companies in addition to our Board.

Director Candidates Recommended by Stockholders

The Nominating and Corporate Governance Committee will consider and evaluate persons recommended by stockholders in the same manner as it considers and evaluates other potential directors.

Board Refreshment

The Board and the Nominating and Corporate Governance Committee frequently assess the composition of the Board and seek to strike a balance between the knowledge and understanding of our business that comes from longer-term service on the Board with the fresh ideas and perspective that can come from adding new members. The Board has determined that neither director term limits nor a mandatory retirement age is required to strike this balance. While term limits or a mandatory retirement age could help ensure that there are new viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who over time have developed increasing insight into us and our operations, and therefore provide an increasing contribution to the Board as a whole.

Burlington Stores, Inc. 2020 Proxy Statement | 25

CORPORATE GOVERNANCE

As an alternative to term limits or a mandatory retirement age, the Board believes it can continue to evolve and adopt new viewpoints through the annual evaluation process and the process for nominating director candidates. In that regard, the Nominating and Corporate Governance Committee and the Board consider each member’s length of service and openness to new ideas when determining the appropriate slate of candidates to recommend for nomination. The Nominating and Corporate Governance Committee and the Board believe it is important for the Board to be “refreshed” by adding new directors from time to time. Recent additions to the Board include Michael O’Sullivan in September 2019, Jessica Rodriguez in October 2018 and Laura J. Sen in June 2018. Currently, six of our directors, or 67% of the Board, have served for less than six years.

Code of Conduct and Code of Ethics

We have adopted a written code of conduct (the “Code of Conduct”), which applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Conduct establishes policies and practices that address many issues, including the health, wellness and safety of our associates; unacceptable workplace conduct and harassment and discrimination; business ethics; product safety; and compliance with anti-bribery laws. As set forth in the Code of Conduct, we will not tolerate any retaliation against one of our associates who, in good faith, asks questions, makes reports of possible violations of the Code of Conduct or company policies or assists in an investigation of suspected wrongdoing. To the greatest extent possible, all reports are responded to in a way that protects the privacy of everyone involved.

In addition to the Code of Conduct, we have also adopted a written Code of Ethics for the Chief

Executive Officer and Senior Financial Officers (the “Code of Ethics”). Copies of each code are available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Governance—Governance Overview.” We will provide any person, without charge, upon request, a copy of our Code of Conduct or Code of Ethics. Such requests should be made in writing to the attention of our Secretary at the following address: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Conduct or the Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller by posting such information in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Governance—Governance Overview.”

26 | Burlington Stores, Inc. 2020 Proxy Statement

CORPORATE GOVERNANCE

Culture and Corporate Social Responsibility

Culture

At Burlington, we have a shared commitment to behaving and conducting our business ethically and with integrity. We live by our Core Values:

•  Developing Trust and Respect among all members of the Burlington community. The way we do business is equally as important as the results we achieve. We have a shared commitment to conduct business ethically, and treat customers, business partners, and each other with trust and respect.

•  Building Strong Teams and Partnerships through collaborative work. Through collaborative teamwork, we solve complex business challenges together.

•  Driving Business Results by taking ownership and pride in Burlington, and getting things done well. We hold ourselves and each other accountable for our business success and have a shared sense of ownership to achieve our company goals.

Adherence to our Core Values is part of the annual performance evaluation for all associates.

With our Core Values vital to our efforts, we strive to cultivate an environment where every associate feels valued, respected, and included. Associates are given an opportunity to share their perspectives by participating in our annual associate engagement survey, which we have conducted since 2011. This is an important activity in our organization as it provides valuable feedback and helps us understand where we are succeeding and where we have opportunities to improve. The results of the annual survey are reviewed with our Board.

Corporate Social Responsibility

Our commitment to corporate social responsibility is outlined in the “Corporate Social Responsibility” section of the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com. Included in this section of the website is our first annual Corporate Social Responsibility report (covering fiscal 2018), which highlights our corporate social responsibility efforts including focus areas covering environmental, social and governance (ESG) issues of greatest importance to our business and stakeholders. Our corporate social responsibility efforts, which our Nominating and Corporate Governance Committee oversees, are reflected across the following five pillars:

Our Associates. Attracting, developing, and retaining top talent is one of Burlington’s primary growth strategies because we know that our success depends on cultivating an engaged and motivated workforce. Our goal is to create an environment where associates are focused on driving results and everyone feels welcome and empowered to build a career.

Our Community. Burlington is a caring company that gives back to its local and global community through established philanthropic programs that reflect the values of our team and rapid response efforts to unexpected disasters.

Our Environment. We understand that a successful business is one that manages its impacts and acts as a responsible steward of the environment Today’s environmental challenges—from climate change to pollution to resource scarcity—mean that all companies should prioritize sustainability, and at Burlington, we are doing our part.

Our Supply Chain. Our commitment to ESG issues extends beyond our direct operations, as we factor ESG considerations into our global supply chain. Issues such as human rights, environmental impacts and responsible sourcing all inform how we manage the suppliers we use to stock our facilities and stores.

Our Governance and Ethics. Having a strong standard of ethical business practices and governance systems is key to our success as a business. These standards serve as a foundation for all of Burlington’s operations, from how risk is managed, to how employees treat one another, to accountability structures within the top levels of the organization.

Burlington Stores, Inc. 2020 Proxy Statement | 27

Board Committees

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board is responsible for the appointment of committee members and committee chairs, taking into account the preferences of individual members and the recommendations of the Nominating and Corporate Governance Committee and of the Chairman. Pursuant to the Guidelines, the Board considers the rotation of committee membership and chairs at appropriate intervals, although the Board does not believe that rotation should be mandated as a policy.

Each standing committee has a written charter approved by the Board. A copy of each charter is available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Governance—Governance Overview.” The members of each standing committee, as of the date of this Proxy Statement, are identified in the following table:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ted English	●	●
Jordan Hitch		Chair	●
William P. McNamara			●
Jessica Rodriguez			●
Laura J. Sen	●
Paul J. Sullivan	Chair
Mary Ann Tocio		●	Chair

Audit Committee

The purpose of the Audit Committee, as set forth in the Audit Committee charter, is primarily to assist the Board in fulfilling its oversight responsibility relating to:

•  the integrity of the Company’s financial statements and its financial reporting process;

•  the systems of internal accounting and financial controls;

•  the performance of the Company’s internal audit function and independent auditor;

•  the independent auditor’s qualifications and independence; and

•  the Company’s compliance with legal and regulatory requirements.

The Audit Committee additionally provides oversight of the Company’s ethics and compliance program.

Each member of the Audit Committee has been determined by our Board of Directors to be an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K promulgated under the Exchange Act, and each of them meet the requirements for financial literacy under applicable rules and regulations.

Number of Meetings held in fiscal 2019: 8 Members: Paul J. Sullivan (Chair) Ted English Laura J. Sen

28 | Burlington Stores, Inc. 2020 Proxy Statement

BOARD COMMITTEES

Compensation Committee

As set forth in its charter, the Compensation Committee’s primary purpose and responsibilities are to:

•  review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance according to these goals and objectives and determine and approve the CEO’s compensation based on this evaluation;

•  approve total compensation for executive officers, including oversight of all related executive benefit plans;

•  recommend to the Board for approval total compensation for the members of the Board;

•  oversee the Company’s general incentive compensation plans and equity-based plans; and

•  produce a compensation committee report on executive compensation, as required by the SEC to be included in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the SEC.

Effective February 19, 2020, Jordan Hitch joined the Compensation Committee and was appointed Chair. John Mahoney relinquished his position on the Compensation Committee effective as of the appointment of Mr. Hitch. For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the section below entitled “Compensation Discussion and Analysis.”

Number of Meetings held in fiscal 2019: 5 Members: Jordan Hitch (Chair) Ted English Mary Ann Tocio

Nominating and Corporate Governance Committee

As set forth in its charter, the Nominating and Corporate Governance Committee’s primary purpose and responsibilities are to:

•  develop and recommend qualification standards and other criteria for selecting new directors, identify individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommend to the Board such individuals as nominees to the Board for its approval;

•  oversee evaluations of the Board and the Board committees; and

•  oversee matters of corporate governance.

Number of Meetings held in fiscal 2019: 4 Members: Mary Ann Tocio (Chair) Jordan Hitch William P. McNamara Jessica Rodriguez

Burlington Stores, Inc. 2020 Proxy Statement | 29

Director Compensation

Compensation Philosophy

The Compensation Committee reviews director compensation at least annually and recommends changes to the Board for approval. The Compensation Committee assesses director compensation to align with Board and committee requirements and for market competitiveness against the Company’s compensation peer group as described on page 50.

Burlington’s philosophy on compensating independent, non-management directors is to use a mix of cash and equity that will align the interests of our directors with the long-term interests of our stockholders and compensate our directors fairly and competitively for the obligations and responsibilities of serving on the Board. To implement this philosophy, we target a split between cash and equity, with total target compensation at or near the peer group median.

Directors who are Company employees do not receive directors’ fees or equity grants based on their Board service. Compensation provided to Messrs. Kingsbury and O’Sullivan in their capacity as executive officers is provided in the Fiscal 2019 Summary Compensation Table. Our independent, non-management directors receive compensation for his or her services as described below. All directors are entitled to receive reimbursement for out-of-pocket expenses incurred in connection with their service on the Board. No perquisites are provided to our independent, non-management directors.

The Burlington Stores, Inc. 2013 Omnibus Incentive Plan, as amended and restated May 17, 2017 (the “2013 Incentive Plan”), includes a limitation of $450,000 on awards under the plan or other payments that may be made to a non-employee director during any fiscal year, provided that the maximum aggregate dollar value of awards under the 2013 Incentive Plan or other payments to a non-employee director serving as Chairman of the Board may be up to 200% of such limitation.

Annual Cash Retainers

For fiscal 2019, independent, non-management directors received the following cash retainers:

•	A base cash retainer of $80,000;

•	An additional cash retainer of $25,000 for the Chair of the Audit Committee;

•	An additional cash retainer of $20,000 for the Chair of the Compensation Committee;

•	An additional cash retainer of $15,000 for the Chair of the Nominating and Corporate Governance Committee;

•	An additional cash retainer of $10,000 for non-Chair members of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee; and

•	An additional cash retainer of $30,000 for the Lead Independent Director.

Cash retainers are payable in equal quarterly installments and pro-rated for partial quarters. Our directors do not receive any meeting fees.

Stock Awards

The Board believes that director stock ownership is a mark of strong corporate governance and provides greater alignment of interests between directors and stockholders. Accordingly, the compensation plan adopted by the Board for independent, non-management directors provides a majority of each such director’s annual compensation in Burlington stock. For fiscal 2019, each independent, non-management director received a grant of restricted stock units (RSUs) with a market value at the time of grant of $150,000, made following the Company’s 2019 annual meeting of stockholders in May 2019.

The fiscal 2019 RSUs vest fully on the first anniversary of the grant date, subject to the director’s continued service on the Board. The termination provisions of the fiscal 2019 equity grants were updated as compared to prior grants based on competitive market analysis performed by Meridian Compensation Partners LLC (“Meridian”), the Compensation Committee’s independent consultant, to help competitively position our director compensation with the Company’s compensation peer group. If a director’s service on the Board terminates prior to the full vesting of an RSU award by reason of the director’s death or retirement, such director will become fully vested upon death or on a pro-rata basis as of the date of retirement. Vesting of

30 | Burlington Stores, Inc. 2020 Proxy Statement

DIRECTOR COMPENSATION

RSUs does not accelerate by reason of a change of control; provided, however, that 100% of such RSUs will vest if the recipient ceases to serve as a director following such change of control and prior to the vesting date. Previously, the director equity grants would have vested only in connection with a termination following a change of control. Directors are not entitled to any privileges of ownership with respect to the shares subject to RSU awards (including, without limitation, voting rights or the right to receive dividends) unless and until, and only to the extent, such shares become vested.

Fiscal 2019 Director Compensation

The table below summarizes the compensation paid to our independent, non-management directors for fiscal 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ted English	100,000	149,941	—	—	—	—	249,941
Jordan Hitch	90,000	149,941	—	—	—	—	239,941
John J. Mahoney	130,000	149,941	—	—	—	—	279,941
William P. McNamara	90,000	149,941	—	—	—	—	239,941
Jessica Rodriguez	90,000	149,941	—	—	—	—	239,941
Laura J. Sen	90,000	149,941	—	—	—	—	239,941
Paul J. Sullivan	105,000	149,941	—	—	—	—	254,941
Mary Ann Tocio	105,000	149,941	—	—	—	—	254,941

(1)

Represents each director’s annual fee as compensation for services as a director and each director’s annual fee as compensation for such director’s services as a committee member or chair, as applicable.

(2)

Amounts shown represent the aggregate grant date fair value of the fiscal 2019 RSU awards. The amounts shown were calculated in accordance with FASB ASC Topic 718. Each non-management director was granted an award of 964 RSUs pursuant to the 2013 Incentive Plan on May 23, 2019, the first business day following our 2019 annual meeting of stockholders. The RSUs granted to each director have a grant date fair value of $155.54 per unit, such amount representing the closing price of our common stock on the grant date in accordance with the terms of the 2013 Incentive Plan. As of February 1, 2020, (i) each independent, non-management director serving during fiscal 2019 had 964 RSUs outstanding; and (ii) each of Mr. English, Mr. Hitch, Mr. Mahoney, Mr. McNamara, Mr. Sullivan and Ms. Tocio had 358 shares of restricted stock outstanding.

In connection with the appointment of Mr. Mahoney as the independent Chairman of the Board (as further discussed above), the Board, on February 19, 2020, approved an additional annual cash retainer of $150,000 for the independent Chairman role. The foregoing change was approved by the Board upon the recommendation of the Compensation Committee and following the completion of a competitive market analysis by Meridian to help competitively position the compensation of our independent Chairman with the peer companies used for purposes of executive compensation.

Burlington Stores, Inc. 2020 Proxy Statement | 31

Proposal No. 2 — Ratification of Independent Registered Certified Public Accounting Firm

General

As described in its charter, the Audit Committee is directly responsible for the appointment, retention and termination, evaluation, compensation, review and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Audit Committee.

As part of its auditor engagement process, the Audit Committee periodically considers whether to rotate its registered public accounting firm. Deloitte & Touche LLP (“Deloitte”) has been the independent registered certified accounting firm of the Company since 1983. For fiscal 2020, the Audit Committee has again selected Deloitte as the Company’s independent registered certified public accounting firm to audit our financial statements. Deloitte rotates its lead audit engagement partner every five years; the Audit Committee interviews proposed candidates and selects the lead audit engagement partner.

In engaging Deloitte for fiscal 2020, the Audit Committee conducted an evaluation and selection process that included consideration of the following:

•	Deloitte’s performance during fiscal 2019 and in previous fiscal years, including the quality of Deloitte’s services, the sufficiency of Deloitte’s resources, Deloitte’s communications skills and Deloitte’s independence and objectivity;

•	Management’s assessment of the services Deloitte provided in fiscal 2019;

•	Deloitte’s tenure as the Company’s independent registered public accounting firm and its related depth of understanding the Company’s business, operations and systems, as well as accounting policies and practices;

•	Deloitte’s approach and plan for the audit of our financial statements and the effectiveness of our internal control over financial reporting;

•	Deloitte’s expertise and experience in the retail industry;
•	The experience, professional qualifications and education of the Deloitte engagement team;

•	A review of Deloitte’s independence program and the processes it uses to maintain independence;

•	The scope of Deloitte’s internal quality control program and the results of its most recent quality control reviews, including reviews by the Public Company Accounting Oversight Board and Deloitte’s peers;

•	A review of Deloitte’s recent legal or regulatory issues that may impact its ability to provide services to us;

•	The appropriateness of Deloitte’s fees for its professional services; and

•	The relative benefits, challenges, overall advisability and potential impact of selecting a different registered public accounting firm.

After thoroughly considering the criteria set forth above, the Audit Committee and the Board believe that the continued retention of Deloitte as the Company’s independent registered certified public accounting firm is in the best interests of the Company and its stockholders. Although not required, the Board believes that it is a sound corporate governance practice to seek stockholder ratification of Deloitte’s appointment. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered certified public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Those representatives will also be available to respond to appropriate questions.

32 | Burlington Stores, Inc. 2020 Proxy Statement

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table sets forth the aggregate fees for services rendered by Deloitte, our independent registered certified public accounting firm, during fiscal 2019 and fiscal 2018:

	2019	2018
Audit Fees(1)	$1,168,548	$1,338,952
Audit-Related Fees(2)	$—	$20,374
Tax Fees(3)	$57,374	$131,842
All Other Fees	$—	—
Total	$1,225,922	$1,491,168

(1)

Audit Fees—represents fees associated with the audit of the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K and the review of the Company’s quarterly Condensed Consolidated Financial Statements included in its Quarterly Reports on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States) and statutory audits.

(2)	Audit-Related Fees—represents fees for other attestation services on accounting standards or transactions.

(3)	Tax Fees—represents fees incurred in connection with a strategic tax review, the filing of tax returns, and other tax consulting services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Certified Public Accounting Firm

In accordance with its charter, the Audit Committee must pre-approve all audit and permissible non-audit services. The Audit Committee has pre-approved up to $100,000 in services provided by Deloitte for tax consulting services on an annual basis. Additionally, the Audit Committee has delegated authority to its Chair, Mr. Sullivan, to pre-approve Deloitte’s services without consultation with the full Audit Committee, provided Mr. Sullivan presents pre-approval decisions to the full Committee at its next scheduled meeting. The Audit Committee reviews on at least a quarterly basis the services provided to date by Deloitte and the fees incurred for those services. In its review of any non-audit service fees, the Audit Committee will consider, among other things, the possible effect of the performance of such services on the independence of Deloitte. All services provided by Deloitte during fiscal 2019 and fiscal 2018 were pre-approved by the Audit Committee or by Mr. Sullivan pursuant to the delegation described above.

Recommendation of the Board of Directors and the Audit Committee

The Board of Directors and the Audit Committee unanimously recommend that the stockholders vote FOR the ratification of the appointment of Deloitte to serve as our independent registered certified public accounting firm for the fiscal year ending January 30, 2021.

Burlington Stores, Inc. 2020 Proxy Statement | 33

Audit Committee Report

The Audit Committee has reviewed and discussed with Burlington’s management and Deloitte & Touche LLP the audited consolidated financial statements of Burlington contained in Burlington’s Annual Report on Form 10-K for the 2019 fiscal year. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from Burlington.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Burlington Stores, Inc.’s Annual Report on Form 10-K for fiscal 2019 for filing with the SEC.

Submitted by the Audit Committee

Paul J. Sullivan, Chair

Ted English

Laura J. Sen

The preceding Audit Committee Report does not constitute soliciting material and shall not be deemed to be filed, incorporated by reference into or part of any filing made by us (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

34 | Burlington Stores, Inc. 2020 Proxy Statement

Proposal No. 3 — Advisory Vote on Executive Compensation

General

We are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act and the related rules of the SEC. This vote is commonly referred to as a “say-on-pay” vote.

Under the Exchange Act, stockholders must have the opportunity to cast an advisory vote on whether the “say-on-pay” vote should be held every year, every other year, or every three years (or to abstain). After becoming a public company in October 2013, we held an advisory vote at our 2014 Annual Meeting of Stockholders to determine the frequency of holding future say-on-pay votes. In accordance with the advisory vote of our stockholders at that meeting, the Board determined that we will hold a say-on-pay vote every year until the next required frequency vote is held at this Annual Meeting (see Proposal 4).

The Compensation Discussion and Analysis beginning on page 40 and the compensation tables and narrative discussion beginning on page 62 of this Proxy Statement describe our executive compensation program and the compensation of our NEOs for fiscal 2019. The Board is asking our stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of Burlington Stores, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, our objective is to have a compensation program that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our business and to motivate those executive officers to drive stockholder value, consistent with our Core Values.

The Compensation Committee regularly reviews our executive compensation program to evaluate whether compensation is closely tied to aspects of our performance that our executive officers can impact and that are likely to have an impact on stockholder value. We believe that our performance demonstrates the effectiveness of our compensation program.

The vote on this say-on-pay proposal is advisory, which means that the vote will not be binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will review and consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program. As noted on page 47 in the Compensation Discussion and Analysis, the Compensation Committee considered our 2019 vote results, in which approximately 96% of votes cast were in favor of the compensation of the Company’s NEOs.

The advisory vote serves as an additional tool to guide the Compensation Committee and the Board in designing an executive compensation program (i) to further align our executive officers’ interests with the interests of the Company and our stockholders, and (ii) that is consistent with our commitment to strong corporate governance.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the stockholders vote FOR the advisory approval of the compensation of our named executive officers.

Burlington Stores, Inc. 2020 Proxy Statement | 35

Proposal No. 4 — Advisory Vote on Frequency of Future Say-On-Pay Votes

General

In addition to providing stockholders with the opportunity to cast an advisory vote on the compensation of our NEOs as disclosed in this Proxy Statement, this year, in accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are also offering stockholders the opportunity to cast an advisory vote on the frequency of that say-on-pay vote. Stockholders are being asked to indicate whether the advisory say-on-pay vote should be held every one, two or three years.

We are required to hold this advisory vote not less frequently than once every six years. We previously held the advisory vote six years ago, at our 2014 Annual Meeting of Stockholders; therefore, we are again submitting to our stockholders a proposal regarding the frequency of the say-on-pay vote. In accordance with the advisory vote of our stockholders in 2014, the Board determined that we would hold a say-on-pay vote on an annual basis.

The Board recommends continuing to hold an annual advisory say-on-pay vote. The holding of annual say-on-pay votes has become widely accepted, and our Board believes that an annual vote provides us with timely feedback from our stockholders on executive compensation matters. An annual advisory vote is also consistent with our Compensation Committee’s practice of conducting an in-depth review of executive compensation philosophy and practices each year, as well as our practice of engaging with our stockholders and obtaining their input on significant corporate governance matters.

The proxy card provides four choices for voting on this proposal. As noted above, stockholders can choose whether the say-on-pay vote should be held every year, every two years or every three years. Stockholders may also abstain from voting. Stockholders are not voting to approve or disapprove the Board’s recommendation on this proposal.

Although the vote on this proposal is advisory, the Board values the opinions of our stockholders and will take into account the outcome of the vote in considering the frequency of future say-on-pay votes.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the stockholders vote to hold future say-on-pay votes every ONE YEAR.

36 | Burlington Stores, Inc. 2020 Proxy Statement

Ownership of Securities

The following table describes the beneficial ownership of the Company’s common stock as of March 26, 2020 by each person known to us to beneficially own more than 5% of the Company’s common stock, each director, each named executive officer in the “Summary Compensation Table” and all current directors and executive officers as a group. The beneficial ownership percentages reflected in the table below are based on 65,748,793 shares of our common stock outstanding as of March 26, 2020.

NAME OF BENEFICIAL OWNER(1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF COMMON STOCK OUTSTANDING
T. Rowe Price Associates, Inc.(2)	7,204,771	10.85%
The Vanguard Group(3)	5,973,979	9.00%
BlackRock, Inc.(4)	4,841,741	7.29%
Capital World Investors(5)	3,536,500	5.33%
Michael O’Sullivan(6)	—	—
Thomas A. Kingsbury(7)	536,566	*
John Crimmins(8)	23,128	*
Marc Katz(9)	146,135	*
Jennifer Vecchio(10)	116,386	*
Fred Hand(11)	80,372	*
Joyce Manning Magrini(12)	35,933	*
Ted English(13)	4,433	*
Jordan Hitch(13)	6,871	*
John J. Mahoney(13)	11,375	*
William P. McNamara(13)	7,821	*
Jessica Rodriguez(14)	1,552	*
Laura J. Sen(14)	1,844	*
Paul J. Sullivan(13)	5,116	*
Mary Ann Tocio(13)	7,445	*
Executive Officers and Directors as a Group (13 persons)(15)	984,977	1.48%

*	Less than 1%

(1)

A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: voting power, which includes the power to vote, or to direct the voting of, such security; and/or investment power, which includes the power to dispose, or to direct the disposition, of such security. Unless otherwise indicated, each person named in the table above has sole voting and investment power, or shares voting and investment power with his or her spouse (as applicable), with respect to all shares of stock listed as owned by that person. Shares issuable upon the exercise of options exercisable on March 26, 2020 or within 60 days thereafter, as well as restricted stock unit awards scheduled to vest within 60 days of March 26, 2020, are considered outstanding and to be beneficially owned by the person holding such options or awards for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

(2)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2020 by T. Rowe Price Associates, Inc. (“TRP”) reporting that, as of December 31, 2019, TRP has beneficial ownership as to, and sole power to dispose or direct the disposition of, all such shares of common stock, and has sole power to vote or direct the vote of 2,240,118 shares of common stock. The number of shares held by TRP may have changed subsequent to December 31, 2019. The address of TRP is 100 East Pratt Street, Baltimore, Maryland 21202.

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OWNERSHIP OF SECURITIES

(3)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group (“TVG”) reporting that, as of December 31, 2019, (i) TVG has sole power to vote or direct the vote of 51,836 shares of common stock, shared power to vote or direct the vote of 19,803 shares of common stock, sole power to dispose or direct the disposition of 5,907,861shares of common stock and shared power to dispose or direct the disposition of 66,118 shares of common stock; (ii) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of TVG, is the beneficial owner of 29,334 shares of common stock as a result of its serving as investment manager of collective trust accounts; and (iii) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of TVG, is the beneficial owner of 58,196 shares of common stock as a result of its serving as investment manager of Australian investment offerings. The number of shares held by the foregoing reporting persons may have changed subsequent to December 31, 2019. The address of TVG is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

Based on information set forth in a Schedule 13G/A filed by BlackRock, Inc. (“Blackrock”) with the SEC on February 5, 2020, reporting beneficial ownership as of December 31, 2019. BlackRock is the parent of several subsidiaries that directly hold the shares listed in the table. Of the shares listed in the table, BlackRock has sole power to vote or direct the vote of 4,192,775 shares of common stock and sole power to dispose or direct the disposition of all 4,841,741 shares of common stock. The number of shares held by Blackrock may have changed subsequent to December 31, 2019. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(5)

Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2020 by Capital World Investors (“CWI”), a division of Capital Research and Management Company, reporting that, as of December 31, 2019, CWI has beneficial ownership as to, and sole power to dispose or vote (or direct the vote or disposition of), all such shares of common stock. The number of shares held by CWI may have changed subsequent to December 31, 2019. The address of CWI is 333 South Hope Street, Los Angeles, California 90071.

(6)	Mr. O’Sullivan commenced employment as our Chief Executive Officer in September 2019.

(7)	Stock ownership for Mr. Kingsbury reflects direct holdings as of February 1, 2020, the last day on which he served as our Executive Chairman, as well as options exercisable within 60 days thereafter.

(8)

Includes (i) 7,256 shares of common stock that can be acquired upon the exercise of options exercisable on March 26, 2020 or within 60 days thereafter; (ii) 7,438 shares of common stock underlying unvested restricted stock awards; and (iii) 234 restricted stock units scheduled to vest within 60 days of March 26, 2020. Mr. Crimmins became our Chief Financial Officer in October 2019 after serving in that capacity on an interim basis since September 2019.

(9)

Stock ownership for Mr. Katz reflects direct holdings as of September 13, 2019, the last day on which he served as our Chief Financial Officer/Principal, as well as options exercisable within 60 days thereafter.

(10)

Includes (i) 82,015 shares of common stock that can be acquired upon the exercise of options exercisable on March 26, 2020 or within 60 days thereafter; (ii) 6,253 shares of common stock underlying unvested restricted stock awards; and (iii) 993 restricted stock units scheduled to vest within 60 days of March 26, 2020.

(11)

Includes (i) 28,491 shares of common stock that can be acquired upon the exercise of options exercisable on March 26, 2020 or within 60 days thereafter; (ii) 35,488 shares of common stock underlying unvested restricted stock awards; and (iii) 635 restricted stock units scheduled to vest within 60 days of March 26, 2020.

(12)

Includes (i) 29,030 shares of common stock that can be acquired upon the exercise of options exercisable on March 26, 2020 or within 60 days thereafter; (ii) 1,837 shares of common stock underlying unvested restricted stock awards; and (iii) 235 restricted stock units scheduled to vest within 60 days of March 26, 2020.

(13)

Includes 358 shares of common stock underlying unvested restricted stock awards and 964 shares of common stock underlying unvested restricted stock unit awards scheduled to vest within 60 days of March 26, 2020.

(14)	Includes 964 shares of common stock underlying unvested restricted stock unit awards scheduled to vest within 60 days of March 26, 2020.

(15)

Includes our current directors (Ms. Rodriguez, Ms. Sen, Ms. Tocio and Messrs. O’Sullivan, English, Hitch, Mahoney, McNamara and Sullivan) and our current executive officers (Ms. Vecchio, Ms. Magrini and Messrs. O’Sullivan, Crimmins and Hand).

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OWNERSHIP OF SECURITIES

Securities Authorized for Issuance Under Equity Compensation Plans

The 2013 Incentive Plan was adopted in connection with our initial public offering in 2013 (the “IPO”) and amended and restated effective May 17, 2017. Securities have been issued under both the 2006 Management Incentive Plan (the “2006 Incentive Plan”) (through the termination of such plan in April 2016) and the 2013 Incentive Plan. The following table presents aggregated information regarding the 2006 Incentive Plan and the 2013 Incentive Plan at February 1, 2020:

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
Equity Compensation Plans Approved by Security Holders	1,890,955	$94.17	3,280,488
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A
Total	1,890,955	$94.17	3,280,488

For additional information concerning our equity compensation plans, see Note 12 (entitled “Stock-Based Compensation”) to our Consolidated Financial Statements included in our Fiscal 2019 10-K.

Burlington Stores, Inc. 2020 Proxy Statement | 39

Executive Compensation

Compensation Discussion and Analysis

Notice Regarding Adjustments to Executive Compensation Program in Response to Recent Events

As the world addresses the evolving COVID-19 situation, so does the Company. While the basic framework for the fiscal 2019 executive compensation program was already approved in the normal course in early fiscal 2019, the Compensation Committee of our Board (the “Committee”) is working with management to evaluate the program in light of the impact of COVID-19. Accordingly, pursuant to its authority under the Annual Incentive Plan, the Committee is delaying the finalization of bonuses for its continuing NEOs (as that term is defined below) until later in fiscal 2020, after it has more clarity regarding the impact of COVID-19. In addition, the Committee has determined that it will delay fiscal 2020 base salary adjustments.

In light of the uncertainties created by COVID-19, the Committee has not yet finalized the Company’s fiscal 2020 executive compensation program. The Committee will carefully consider the unique set of challenges created by COVID-19 in connection with designing our fiscal 2020 executive compensation program so that we may continue to retain, incentivize and recognize our leadership team during this unprecedented time.

Executive Summary

At Burlington, we live by our Core Values:

•	Developing Trust and Respect among all members of the Burlington community.
•	Building Strong Teams and Partnerships through collaborative work.

•	Driving Business Results by taking ownership and pride in Burlington, and getting things done well.

By conducting our business in accordance with our Core Values, we strive to ensure that Burlington provides value for our stockholders and rewarding careers for our employees. We seek to attract and develop the most talented people in retail. We believe that our executive compensation program reflects our Core Values, and promotes the achievement of specific annual and long-term goals by our executive management team, further aligning our executives’ interests with those of our stockholders.

This Compensation Discussion and Analysis provides an overview of our executive compensation program together with a description of the material factors underlying the decisions that resulted in the compensation provided to each individual serving as our principal executive officer during fiscal 2019, each individual serving as our principal financial officer during fiscal 2019 and our three other most highly compensated executive officers serving as of fiscal 2019 year end. These individuals are referred to collectively as our NEOs.

The following table identifies our NEOs, as well as the positions held by such individuals as of the last day of fiscal 2019:

Named Executive Officers(1)
Michael O’Sullivan	Chief Executive Officer
Thomas A. Kingsbury	Former Executive Chairman
John Crimmins	Executive Vice President and Chief Financial Officer
Marc Katz	Former Chief Financial Officer/Principal
Jennifer Vecchio	President and Chief Merchandising Officer
Fred Hand	Chief Customer Officer/Principal
Joyce Manning Magrini	Executive Vice President – Human Resources

(1)

Effective as of September 16, 2019, Mr. O’Sullivan was appointed Chief Executive Officer and Mr. Kingsbury stepped down from that position, becoming our Executive Chairman. Mr. Kingsbury resigned as our Executive Chairman, and from all other positions with the Company, including as a member of the Board, effective as of February 1, 2020. Ms. Vecchio was promoted to President and Chief Merchandising Officer effective as of April 21, 2019. Mr. Crimmins was appointed as our Executive Vice President and Chief Financial Officer effective as of October 9, 2019 after having served as our interim Chief Financial Officer since September 13, 2019, the date Mr. Katz resigned as our Chief Financial Officer/Principal.

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EXECUTIVE COMPENSATION

The specific amounts paid or payable to our NEOs are disclosed in the tables and narratives following this Compensation Discussion and Analysis. The following discussion cross-references tabular and narrative disclosures where appropriate.

Select Fiscal 2019 Business Performance Highlights

For fiscal 2019, we continued to focus on the execution of our three stated long-term growth strategies. These strategies are designed to drive long-term value for our stockholders and maintain a sustainable competitive advantage:

•	Driving Comparable Store Sales Growth

•	Expanding, Modernizing and Optimizing Our Store Fleet

•	Enhancing Operating Margins

Strong execution of our long-term growth strategies resulted in solid performance for fiscal 2019. Highlights of fiscal 2019 performance compared with fiscal 2018 include the following:

•	We generated total revenues of $7,286.4 million compared with $6,668.5 million in fiscal 2018

•	Net sales improved $618.2 million to $7,261.2 million (inclusive of a 2.7% comparable store sales increase)

•	We generated net income of $465.1 million compared with $414.7 million in fiscal 2018, an increase of $50.4 million, and earnings per share amounted to $6.91 per share compared with $6.04 per share in fiscal 2018

•	Adjusted Net Income was $7.41 per share compared with $6.44 per share in fiscal 2018

•	Adjusted EBITDA improved $91.7 million to $883.9 million

•	Adjusted EBIT improved $73.1 million to $673.6 million

•	We opened 52 net new stores

•	$299.9 million in share repurchases

A reconciliation of Adjusted Net Income (which is divided by our fully diluted weighted average shares outstanding for fiscal 2019 of 67,293 thousand to arrive at Adjusted Net Income per share), Adjusted EBITDA and Adjusted EBIT to the most directly comparable GAAP financial measure (i.e., disclosure regarding how the Company calculates each such measure from its audited financial statements) is contained in the section of our Fiscal 2019 10-K entitled “Key Performance Measures” beginning on page 32. As presented, these non-GAAP financial measures exclude the impact of $4.2 million in management transition costs incurred during the third and fourth quarters of Fiscal 2019, or $0.06 per share.

Long-Term Performance and Stockholder Value Creation

The following graphs illustrate our strong performance over the last three years:

Net Sales ($M)

           1 52 weeks

Adjusted Earnings Per Share

           1 Excludes management transition costs

Adjusted EBITDA ($M)

           1 52 weeks

           2 Excludes management transition costs

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EXECUTIVE COMPENSATION

We believe that our financial results have resulted in our delivery of significant long-term stockholder value, reflected through our cumulative stockholder return of 336% since the beginning of fiscal 2015 through the end of fiscal 2019 compared to the cumulative stockholder returns of 62% and 143% for the Standard & Poor’s (S&P) 500 Index and the S&P Retailing Index, respectively, over the same period.

	Base Period	Indexed Returns for Fiscal Years Ended
Company /Index	January 31, 2015	January 30, 2016	January 28, 2017	February 3, 2018	February 2, 2019	February 1, 2020
Burlington Stores, Inc.	$100.00	$107.70	$162.18	$232.01	$344.50	$435.90
S&P 500 Index	$100.00	$97.26	$115.02	$138.45	$135.67	$161.68
S&P Retailing Index	$100.00	$115.56	$135.54	$189.60	$203.54	$243.26

This graph assumes an initial investment of $100 and assumes the reinvestment of dividends, if any. Such returns are based on historical results and are not intended to suggest future performance.

Compensation Philosophy and Guiding Principles

Our objective is to have a compensation program that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our business and to motivate those executive officers to drive stockholder value, consistent with our Core Values.

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EXECUTIVE COMPENSATION

To achieve that objective, the Committee utilizes the following guiding principles:

•	Clear alignment of compensation received to the financial outcomes of the business. A majority of NEO compensation should be at-risk and vary with the performance outcomes of stockholders.

•

Engage high-performing executive talent through compelling compensation opportunities. The value and structure of compensation provided should assist in the attraction and retention of key executive talent with high-performance generally targeted above market medians.

•

Foster growth and motivation through a simplified approach to compensation design. Complex compensation designs can lead to confusion and stifle motivation. Compensation arrangements should be simple and focus on broad performance factors.

•

Cultivate ownership of our vision and strategic direction through sound compensation policies and structure that reinforce desired behaviors. Policies and structure should support strong corporate governance and drive ownership culture among executives.

The Committee reviews our executive compensation program on an ongoing basis, including our compensation philosophy and guiding principles.

Target Compensation Mix

A significant portion of the targeted annual compensation for our NEOs is performance-based and/or subject to forfeiture (“at-risk”). For fiscal 2019, target performance-based compensation was comprised of annual cash incentives, performance share units (“PSUs”) and stock options. The annual cash incentives and PSUs reward performance measured against pre-established performance objectives linked to the Company’s internal operating plan. The future realizable value of stock options is dependent on stock price appreciation following the grant date.

At-risk compensation was targeted to be delivered through the performance-based compensation discussed above and RSU awards. The Committee considers RSUs to be at-risk due to the subsequent vesting period and the realizable value of the awards is subject to our future stock price performance. The Committee promotes a pay-for-performance philosophy and alignment between the interests of our NEOs with those of our stockholders by linking pay to our operating and stock price performance.

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EXECUTIVE COMPENSATION

The chart below illustrates Mr. O’Sullivan’s target annual compensation mix for fiscal 2019. As reflected in the chart, approximately 73% of total target annual compensation was performance-based and approximately 93% of the total target annual compensation for Mr. O’Sullivan was “at-risk.” This chart does not include the cash bonus or make-whole equity granted to Mr. O’Sullivan in connection with the commencement of his employment with us as such amounts were intended to help defray certain costs relating to his relocation and to compensate him for a significant portion of the equity awards forfeited at his prior employer, which grants are further described below, and which do not represent annual elements of Mr. O’Sullivan’s compensation.

The chart below illustrates the average fiscal 2019 target annual compensation mix for our continuing NEOs other than Mr. O’Sullivan (i.e., Ms. Vecchio, Ms. Magrini and Messrs. Hand and Crimmins). As reflected in the chart, approximately 62% of the average total target annual compensation was performance-based and approximately 75% of the average total target annual compensation for our current NEOs other than Mr. O’Sullivan was “at-risk.”

(1)	Messrs. Kingsbury and Katz are not included in the NEO data due to their departures from the Company.

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EXECUTIVE COMPENSATION

Executive Compensation Highlights

We are proud of our accomplishments in fiscal 2019. In addition to our strong financial performance, we strengthened our long-term executive succession planning. We also took action to further align our executive compensation program with the long-term interests of our stockholders.

Annual Incentive Plan Drives Strong Financial Performance

•	As noted above, strong execution of our long-term growth strategies resulted in solid performance for fiscal 2019. The performance metrics under our Annual Incentive Plan are Adjusted Net Income Per Share, which amounted to $6.98 per share for fiscal 2019 (compared with a target of $6.74 per share), and Comparable Store Sales Percentage, which amounted to 2.7% for fiscal 2019 (compared with a target of 3.4%). Based on these results, the formulaic payout under the Annual Incentive Plan for fiscal 2019 would equal 102.7% of each eligible NEO’s applicable target award. Notwithstanding this performance and as described more fully under the caption below entitled “Annual Incentive Awards,” the Committee has determined to delay the finalization of bonuses until later in fiscal 2020 in light of the evolving COVID-19 situation. Under the terms of the Annual Incentive Plan, the Committee retains discretion to adjust for factors it deems appropriate, such as the COVID-19 virus.

•	In November 2019, the Committee approved limiting the maximum amount payable with respect to the financial metric components of our Annual Incentive Plan to 200% of target commencing with our 2020 Annual Incentive Plan. Prior to this change, each NEO’s award could not exceed 300% of his or her target award under our Annual Incentive Plan.

Strengthened Executive Succession Planning

•	The Committee and the Board have taken several actions in recent years to facilitate long-term succession planning, accommodate our recent and projected growth, and recognize key executives who have made significant contributions to the

Company’s success and retention. As further discussed below the Board continued its focus on CEO succession planning in fiscal 2019, culminating with the hiring of Michael O’Sullivan as our Chief Executive Officer, replacing Thomas Kingsbury, and the promotion of Jennifer Vecchio to the position of President and Chief Merchandising Officer. The terms of Mr. O’Sullivan’s employment agreement and compensation package, as well as adjustments made to Ms. Vecchio’s compensation in connection with her promotion, are discussed below.

Further Alignment of Executive Compensation Program with Stockholder Interests

•	The Committee routinely evaluates and considers the type of awards granted under our Long-Term Incentive Program (“LTIP”). In February 2019, the Committee revised the LTIP, determining that 50% of the LTIP awards made to our NEOs will be granted in the form of PSUs, with vesting based on pre-established EBIT margin expansion and sales CAGR goals beginning with the fiscal 2019 LTIP awards. These changes to our LTIP are described more fully under the caption below entitled “Long Term Incentives.”

•	During fiscal 2019, we repurchased $299.9 million of our common stock, continuing a share repurchase program that offsets the dilutive effect of our equity compensation. In August 2019, the Board authorized the repurchase of up to an additional $400 million of common stock.

•	During fiscal 2019 our stock ownership guidelines were extended to include all other members of our executive leadership team effective as of the beginning of fiscal 2020. Accordingly, our stock ownership guidelines for executives now provide that (i) the CEO should own shares of our common stock with a value equal to or exceeding six times his or her then-current base salary; and (ii) the Company’s executive officers and the remaining members of the Company’s executive leadership team (excluding the Chief Executive Officer) should own shares of our common stock with a value equal to or exceeding three times his or her then-current base salary.

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EXECUTIVE COMPENSATION

Key Features of Our Executive Compensation Program

The Company’s executive compensation program includes key features that we believe further align the interests of our NEOs with our stockholders.

What We Do
Align Pay with Company Financial Performance	✓	The compensation program for our NEOs is designed to align pay with actual Company results, and the Committee regularly reviews such alignment. Annual incentive awards, as well as PSU awards made to the NEOs, are based on the achievement of pre-established goals linked to our performance.
Balance Short-Term and Long-Term Incentives	✓	Our compensation program is designed to provide an appropriate balance of short-term and long-term incentives.
Say on Pay Frequency	✓	Our Board elected to have our executive compensation program considered by stockholders annually through our say on pay vote (see Proposal 4).
Compensation Consultant	✓	The Committee directly engages an independent compensation consultant.
Annual Compensation Risk Assessment	✓	The Committee conducts a risk assessment of our compensation program on an annual basis. Based on that assessment, the Committee concluded that our compensation policies and practices do not encourage behaviors that could create material risk for the Company.
Independent Compensation Committee	✓	The Board has determined that each member of the Committee is independent under the criteria established by the NYSE for director independence and meets the additional independence requirements of the NYSE applicable to Committee members.
Stock Ownership Guidelines	✓	We have stock ownership guidelines which provide that (i) our CEO should own shares of our common stock valued at a 6x multiple of annual base salary; (ii) each NEO (other than our CEO) should own shares of our common stock valued at a 3x multiple of annual base salary; and (iii) our non-employee directors should own shares of our common stock valued at a 4x multiple of annual base cash retainer.
Award Limits	✓	Annual Incentive Plan payouts for our NEOs, as well as PSU awards made to our NEOs, are subject to limits on maximum payout.
Compensation Recoupment Policy	✓	We have a compensation recoupment policy which provides that the Committee may require relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation in the event of a financial restatement or significant financial harm to the Company arising out of willful actions or gross negligence by any officer of the Company.
Regularly Review Share Utilization	✓	Management and the Committee periodically evaluate overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares) to assess alignment with our compensation program and market practices.

What We Don’t Do
No Excise Tax Gross-Ups	×	In the event of a change in control, none of our NEOs are entitled to a tax gross-up of any excise taxes imposed.
No Stock Options Granted Below Fair Market Value	×	We do not set the exercise price of stock options at less than 100% of the fair market value of our common stock on the date of grant.
No Repricing Without Stockholder Approval	×	The 2013 Incentive Plan prohibits amendments that would decrease the minimum option price of any stock option or stock appreciation right (“SAR”) or award any stock option or SAR in replacement of a canceled stock option or SAR with a higher exercise price than the replacement award, in either case without stockholder approval.
No Hedging or Pledging of Company Stock	×	Our directors and executive officers are prohibited from engaging in pledging or hedging activities involving Company securities.
No Automatic “Single-Trigger” Vesting	×	In the event of a change in control, our equity award grants contain a “double trigger” – meaning that both a change in control and qualifying termination of employment must occur for automatic vesting.
No Pension Plans or SERPs	×	We do not sponsor any qualified or non-qualified defined benefit plans or supplemental executive retirement plans (SERPs).
No Guaranteed Bonuses or Salary Increases	×	We do not guarantee salary increases or provide guaranteed bonuses to any of our executive officers.
No Change in Control Severance Arrangements	×	We have no severance arrangements specific to a change in control.
No Evergreen Provision or Reload Options in 2013 Incentive Plan	×	The 2013 Incentive Plan does not provide for automatic share additions during its term or provide for the ability to grant reload options.

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EXECUTIVE COMPENSATION

2019 Stockholder Say on Pay Vote and Stockholder Outreach

Stockholders overwhelmingly supported our 2019 say on pay vote, with approximately 96% of votes cast in favor. The Committee viewed the results of this vote as demonstrating broad general stockholder support for our executive compensation program. Based on these results and the Committee’s ongoing review of our compensation practices, the Committee believes that our program has been effective in implementing our compensation philosophy and objectives. Nevertheless, the Committee recognizes that pay practices continue to evolve, and the Committee intends to continue to refine our executive compensation program in its ongoing effort to design an executive compensation program that supports long-term stockholder value creation and our company culture.

We view a continuing, constructive dialogue with our stockholders as important to keeping us informed on stockholder views regarding executive compensation and corporate governance. Our approach to engagement is detailed in the chart below.

Annual Meeting Voting Publish Proxy Statement. Follow-up on previous conversations and, as necessary, seek support from stockholders for proxy proposals. Post Annual Meeting Review Nominating and Corporate Governance Committee and, as needed, Board or various committees of Board, analyze and review stockholder voting and feedback and identify any topics of interest. Year-Round Engagement Analyze Engage Review Follow-up Prior to Annual Meeting Nominating and Corporate Governance Committee and, as needed, Board or various committees of Board, review the feedback from outreach and discuss any potential changes to our corporate governance and executive compensation practices in light of stockholder feedback. Off-Season Engagement Based on the results of the review process, Legal/Investor Relations reaches out to stockholders to discuss topics of interest regarding corporate governance and executive compensation practices and listen to any stockholder concerns and priorities.

Our stockholder outreach efforts undertaken in connection with the Annual Meeting included engaging a number of our stockholders, collectively representing over 40% of our outstanding shares as of December 31, 2019. The stockholders to which we reached out either arranged for individual discussions with us or did not indicate that a meeting was necessary.

Our engagement team was comprised of leaders from our investor relations and legal departments. Given the commitment of the entire Board to understanding the perspectives of our stockholders and to considering direct stockholder feedback, we believe that such engagement keeps our Board informed of stockholders’ priorities and allows the Board to address stockholder feedback effectively.

Leadership Succession and Management Development

The Board and the Committee recognize that retention of highly-qualified leadership talent is critical to our continued strong performance and to successful succession planning. The Board (or a special committee of directors appointed by the Board) is responsible for the succession planning of the CEO, including succession in the event of an emergency, and periodically reviews the succession plan and identifies potential successors for the CEO.

The CEO reviews succession planning and management development for executive vice presidents and officers above that level (other than the CEO) with the Committee, and reviews succession planning for the CEO role with the Board, in each case on an annual basis. As part of this process, succession candidates for senior leadership positions are considered, taking into account demonstrated performance, leadership qualities and potential to take on more complex responsibilities, and various factors are reviewed, including: the potential retention risk regarding incumbent senior executives and the identified succession candidates; the competitive landscape for executive talent; the specific succession planning time horizon for each senior executive position; and the extent of disruption likely to be caused by unplanned attrition. The Board is focused on managing the succession process to appropriately address leadership succession while protecting the interests of our stockholders. The Board believes that it is in the best interests of the Company and its stockholders to stage the succession of its leadership team properly so that the Board is able to undertake a thoughtful and deliberate approach to succession planning and to support an orderly transition to new leadership. More broadly, the Board and the Committee are regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

We operate in a highly competitive industry and, due to our strong performance, our senior executives are recognized as leaders with backgrounds, depth of experience and management skill sets that are

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EXECUTIVE COMPENSATION

attractive to competitors. The Committee believes that these executives have visibility as high-performing leaders and may be presented with other career opportunities from time to time. If the Committee believes it to be necessary, it will take appropriate compensation actions to reinforce succession planning. Such actions may be designed to (i) motivate the executive to forego outside career opportunities; (ii) generate value for the recipient only if he or she remains employed by us for the period of time deemed optimal for succession planning purposes; (iii) ensure a smooth transition of senior executives in key leadership positions; and/or (iv) provide for transition periods that will guard against competitive harm to us at the time of a key executive’s departure. The Committee considers succession-related actions within the context of our commitment to align pay and performance.

The Board continued to focus on CEO succession planning in fiscal 2019, and these efforts culminated with the hiring of Michael O’Sullivan as of our CEO, and the promotion of Jennifer Vecchio to President and Chief Merchandising Officer, in April 2019. The terms of Mr. O’Sullivan’s employment agreement and compensation package, as well as adjustments made to Ms. Vecchio’s compensation in connection with her promotion, are discussed below.

Process for Setting Executive Officer Compensation

Role of the Compensation Committee

The Committee is tasked with discharging our Board’s responsibilities related to oversight of the compensation of our NEOs, including the design and implementation of our executive compensation program, and designing our executive compensation program so that it is aligned with our corporate objectives. Each member of the Committee is independent under the listing standards of the NYSE.

The Committee makes decisions regarding salaries, annual incentive awards and long-term equity incentives for our NEOs. The Committee is also responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our NEOs. The Committee, in conjunction with the CEO’s evaluation of our other NEOs, evaluates the performance of such officers in light of those goals and objectives. The independent directors, in consultation with the Committee, evaluate the performance of our CEO. In determining the overall level of executive compensation and establishing the design and mix of its specific elements, the Committee considers various quantitative and qualitative factors, such as Company performance; individual executive performance and responsibilities; market data; competitiveness and peer practices; its experience with the existing compensation program; results of our advisory votes on executive compensation and other stockholder feedback; recruitment, retention and succession planning; contractual obligations; promotions; organizational changes; relocations; and transitional roles.

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EXECUTIVE COMPENSATION

The Committee maintains an annual cycle of executive compensation actions and addresses special actions in connection with management changes; employment agreements and executive benefits; and other Committee charter responsibilities. The Committee reviews and approves elements of compensation for our NEOs based on the schedule below:

By the beginning of the fiscal year	• Review and approve peer group changes (if any) for new fiscal year

By the end of the first fiscal quarter	• Establish award opportunities and goals for Annual Incentive Plan and PSUs • Grant LTIP awards • Approve salary adjustments

After the fiscal year-end	• Certify performance results for completed performance cycle for Annual Incentive Plan and, when appropriate, PSUs

Role of Independent Compensation Consultant

The Committee engages an independent consultant to assist in its deliberations and decision-making regarding executive compensation. The Committee’s consultant provides current market research and analyses against which executive compensation programs and proposals can be evaluated, including a review of competitive market trends and design practices, a review of the Company’s peer group, and market benchmarking. The Committee has sole authority to retain and terminate its consultant and sole authority to approve the fees and other terms of the engagement of its consultant.

Meridian served as the Committee’s independent compensation consultant in fiscal 2019. Meridian reports directly to the Committee and, in addition to performing the services described above, assists the Committee on director compensation matters. Meridian did not work for the Company’s management in any capacity in fiscal 2019. The Committee assessed the independence of Meridian from management in accordance with SEC rules and the listing standards of the NYSE and concluded that the work of Meridian did not raise any conflict of interest in connection with its service as independent consultant to the Committee.

As part of the Committee’s responsibility to review the extent to which our compensation policies and practices may encourage employees to take risks that could have a material adverse effect on us, the Committee directed Meridian to complete a comprehensive review of our compensation policies and practices and reviewed it with the Committee. As described below under the caption entitled “Compensation-Related Risk”, upon receiving Meridian’s assessment, the Committee concluded that our compensation policies and practices do not encourage behaviors that could create material risk for the Company.

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Role of Peer Companies and Benchmarking

The Committee used the compensation peer group set forth below to evaluate fiscal 2019 compensation decisions, which was the same peer group used to evaluate fiscal 2018 compensation decisions:

•	Abercrombie & Fitch Co.

•	American Eagle Outfitters, Inc.

•	Ascena Retail Group, Inc.

•	Big Lots, Inc.

•	Chico’s FAS, Inc.

•	Dick’s Sporting Goods, Inc.

•	Dillard’s, Inc.

•	Designer Brands Inc. (formerly known as DSW Inc.)
•	Foot Locker, Inc.

•	Ross Stores, Inc.

•	Tailored Brands, Inc.

•	The Michaels Companies, Inc.

•	ULTA Beauty, Inc.

•	Urban Outfitters, Inc.

•	Williams-Sonoma, Inc.

The Committee reviews the companies included in the peer group on an annual basis and in so doing considers information provided by the Committee’s independent consultant and management. The Committee determined that the above group was an appropriate peer group to evaluate fiscal 2019 compensation decisions based on criteria that included the following: annual revenues; company performance; industry/business; similar customer demographics and competition for talent.

The median trailing twelve month revenue for the peer group is $5.3 billion (versus $7.3 billion for Burlington) and the median trailing 20-trading-day average market cap as of February 7, 2020 was $1.7 billion (versus $14.9 billion for Burlington).

In August 2019 the Committee conducted its annual review of the peer group for fiscal 2020 compensation decisions. At the time of the review, Burlington exceeded the 75th percentile on revenue and market capitalization as compared with the peer group. In light of this development and Burlington’s continued growth, the Committee, after consultation with Meridian, determined to remove Ascena Retail Group, Inc., Chico’s FAS, Inc., Tailored Brands, Inc. and Urban

Outfitters, Inc. due to their smaller size relative to Burlington and replace them with Dollar Tree, Inc., Macy’s, Inc. and The TJX Companies, Inc., which, although larger by revenue than Burlington are relevant industry comparators, as well as Tractor Supply Company, Inc., which was viewed as likely attracting similar executive talent as Burlington.

The Committee believes that an appropriate peer group is a key element of the Company’s compensation program in order to provide meaningful comparisons to market compensation levels. The Committee will consider comparative compensation data of the companies in our peer group, as well as quality retail-specific surveys, as a frame of reference in assessing the competitiveness of our executive compensation levels and opportunities, and in determining the individual components of compensation, compensation practices, and the relative proportions of each component of compensation. The Committee will review market 50th percentile total compensation and target each executive within a reasonable range of the market based upon its assessment of a variety of factors, including those discussed under the caption above entitled “Role of the Compensation Committee.” Actual pay delivered will vary above or below this level based on Company performance.

While the Committee considers relevant market pay practices when setting executive compensation, it does not believe it is appropriate to establish compensation levels based only on such practices. The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company performance and peer compensation levels.

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Role of Management

Our CEO makes compensation recommendations for executive officers other than himself. These recommendations are based on annual performance reviews completed by the CEO for each executive officer. The Committee considers these performance reviews and recommendations, among other factors, in establishing base salaries and making other compensation decisions for our NEOs. Our NEOs do not play a role in their own compensation determinations.

The Committee meets in executive session (without the presence of any management director) from time to time and invites executive officers to attend other portions of its meetings. In addition, members of our management team keep informed of developments in compensation and benefits matters and participate in the gathering and presentation of data related to these matters as requested by the Committee. Management periodically makes recommendations to the Committee regarding the design and implementation of our executive compensation program.

Internal Pay Relationships

Our compensation philosophy reflects the importance of offering a competitive target compensation package to our NEOs. The differences in pay between the NEOs relative to each other as well as the CEO are based on various factors, including market differences for the particular job, job responsibilities and scope, and adjustments for individual experience and performance, rather than a pre-determined ratio or multiple.

Elements of Our Executive Compensation and Benefits Programs

We provide annual compensation to our NEOs primarily through a combination of:

•	Base salary;

•	Annual cash incentives; and

•	Long-term equity incentives

We also provide our NEOs with retirement (401(k) Plan), health and welfare benefits, and limited perquisites.

The portion of annual executive compensation devoted to each of the elements of pay is driven by our principles and objectives as well as each NEO’s role and strategic value to the organization as further described in the table below. The Committee occasionally grants other types of awards in special circumstances to reward superior past performance or support recruitment, succession planning, and retention objectives.

Element of Pay	Form	Designed to Reward/Promote	Alignment with Objectives
Base Salary	• Cash	• Experience, knowledge in industry, duties, scope of responsibility and individual performance.	• Provides a minimum, fixed level of cash compensation to attract and retain talented executives who can continue to improve our overall performance.
Annual Cash Incentives	• Cash	• Achievement of the Company’s annual strategic and financial goals; and incent and reward financial and operating performance.	• Motivates executives to achieve specific performance goals and objectives.
Long-Term Equity Incentives	• PSUs • Stock Options • RSUs

•  Achievement of efficient long-term growth and development.

•  Value-creating actions necessary to increase the market value of our stock.

•  Executive retention, stock ownership and alignment of interests with stockholders.

•  Aligns the executives’ interests with long-term stockholder interests in order to increase overall stockholder value. In addition, this represents potentially the largest pay component, which provides an opportunity for significant compensation following strong Company performance, enabling us to attract and retain talented executives.

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The Committee believes that we can meet the objectives of our executive compensation program by achieving a balance among these elements that is competitive with our industry peers and creates appropriate incentives for our NEOs. Actual annual compensation levels are a function of both corporate and individual performance as described under each compensation element below.

CEO Succession and Management Changes

As discussed above, in April 2019 Michael O’Sullivan was appointed as our new Chief Executive Officer (effective September 16, 2019). The Board believed that the hiring of Mr. O’Sullivan, a high-performing executive with significant prior experience in our sector, was critical to help continue the Company’s outstanding performance and stock price appreciation that we had experienced since our IPO in 2013 and that, in order to successfully attract Mr. O’Sullivan, it was necessary to take into account the substantial equity value he was forfeiting at his prior employer. As a result, a substantial amount of Mr. O’Sullivan’s fiscal 2019 compensation is comprised of a make-whole long-term incentive grant made to compensate Mr. O’Sullivan for a significant portion of such forfeited equity value. A discussion of Mr. O’Sullivan’s employment agreement and compensation package, as well as adjustments made to the compensation of Jennifer Vecchio in connection with her promotion to President and Chief Merchandising Officer and John Crimmins in connection with his appointment as Executive Vice President and Chief Financial Officer, are discussed below.

In making these compensation determinations, the Committee considered various quantitative and qualitative factors, including the executive’s prior performance and the responsibilities associated with their roles; overall Company performance; the compensation levels paid to other executives at the Company; market data, competitiveness and peer practices; input from Meridian; and, in the case of Mr. O’Sullivan, compensation he received from his prior employer and compensation he would forfeit by joining us.

O’Sullivan Employment Agreement

Mr. O’Sullivan entered into an employment agreement with us in April 2019. The agreement, which does not have a fixed expiration date, outlines the basic terms of his employment and provides for, among other things, an initial annual base salary of $1,300,000 and participation in our annual incentive program, with an annual target bonus opportunity of 150% of annual base salary (pro-rated for fiscal 2019). In addition, the employment agreement includes, among other items, provisions relating to equity awards and termination provisions, as follows:

•	Mr. O’Sullivan will be entitled to receive a long-term equity award (an “LTIP Award”) in each fiscal year during which he is actively serving as our CEO. Mr. O’Sullivan’s fiscal 2019 LTIP Award had a target grant date fair value equal to $8,500,000, which amount was then prorated based on the number of days served between the date he commenced employment and the next regularly scheduled annual equity grant date for senior executive officers. The fiscal 2019 LTIP Award was subject to the same forms of award agreement as those used with respect to the fiscal 2019 LTIP Awards granted to our other senior executive officers. Beginning in fiscal 2020, Mr. O’Sullivan’s LTIP Awards will be determined by the Committee and will be through equity vehicles and designs that are generally consistent with those awarded to our other senior executive officers.

•	To compensate Mr. O’Sullivan for a significant portion of the equity awards forfeited at his prior employer, Mr. O’Sullivan received a make-whole long-term incentive grant with a target grant fair value of $25,000,000, comprised of 50% time-based RSUs and 50% stock options, in each case vesting in one-third annual increments over a three year period. Based on input from Meridian, the Committee believes that the grant of such a make-whole award is consistent with market practice. The RSU and option grants comprising the make-whole award are subject to the same form of award agreements as those used with respect to the fiscal 2019 LTIP Awards granted to our other senior executive officers. The value of the make-whole equity grant was determined based on the estimated value of the equity awards outstanding with Mr. O’Sullivan’s prior employer at the time of his termination of employment and was conditioned upon the forfeiture of such prior employer awards.

•	In the event that Mr. O’Sullivan’s employment is terminated involuntarily other than for cause or Mr. O’Sullivan resigns for good reason, Mr. O’Sullivan is entitled to annual base salary, target annual bonus and health benefits for a two-year period (in addition to any bonus earned under the annual incentive program with respect to the fiscal year prior to his termination of employment).

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In addition, Mr. O’Sullivan’s employment agreement provides for reimbursement for all reasonable moving expenses as well as a one-time payment of $250,000 intended to defray certain expenses that may be incurred in connection with his relocation to a non-temporary residence within reasonable commuting distance from our principal offices. If we terminate Mr. O’Sullivan’s employment for cause, or if he resigns without good reason within a specified period of time, he will be required to repay these amounts.

Vecchio Promotion and Crimmins Appointment

In connection with Ms. Vecchio’s promotion to the position of President and Chief Merchandising Officer, the Committee increased her base salary from $794,375 to $875,000 and her annual incentive target from 100% to 125% of base salary, and she received a 2019 LTIP grant with a value of $2,703,223.

In connection with Mr. Crimmins’ appointment to the position of Executive Vice President and Chief Financial Officer, the Committee increased (i) the value of his next annual LTIP grant, and (ii) his base salary from $522,750 to $625,000, retroactive to the date of his appointment as interim Chief Financial Officer in September 2019.

Kingsbury Executive Chairman Agreement

Mr. Kingsbury stepped down as our CEO effective as September 16, 2019, the date on which Mr. O’Sullivan commenced employment. Upon stepping down as our CEO, Mr. Kingsbury assumed the role of Executive Chairman of the Board. The terms of Mr. Kingsbury service as Executive Chairman are set forth in an agreement we entered into with Mr. Kingsbury in June 2019 (the “Chairman Agreement”).

Mr. Kingsbury’s employment as Executive Chairman continued until February 1, 2020 (the period from September 16, 2019 to such date, the “Executive Chairman Term”), at which point he resigned from all positions with the Company, including as a member of the Board, and the post-Retirement consulting period provided for in his employment agreement commenced. During the Executive Chairman Term, (i) Mr. Kingsbury provided transition and other related services to the Company to transition his executive responsibilities to Mr. O’Sullivan and performed such other duties normally assigned to an Executive Chairman of a publicly-traded corporation; and (ii) Mr. Kingsbury’s compensation and benefits continued at the same level as they had been during fiscal 2019. Pursuant to the Chairman Agreement, Mr. Kingsbury remained eligible to receive a fiscal 2019 annual incentive award, based on actual performance during fiscal year 2019. Mr. Kingsbury was not entitled to any severance upon the expiration of the Executive Chairman Term.

Base Salary

Our goal is to provide our NEOs with base salaries that are appropriate and commensurate with position, experience and performance. Base salaries are reviewed by the Committee annually and at the time of promotion or other change in responsibilities. Generally, in making a determination of whether to make base salary adjustments, the Committee considers the following factors:

•	individual performance;

•	experience with us and industry knowledge;

•	duties and scope of responsibilities;

•	competitive market compensation paid by other companies for similar positions; and

•	annual performance reviews completed by the CEO.

In addition, the Committee considers internal pay equity within our organization and, when reviewing the base salaries of our NEOs, their current aggregate compensation. The Committee reviewed the base salaries of each of the then serving NEOs following the end of fiscal 2018 and, pursuant to its review, increased the then-current base salaries of each of our then-serving NEOs as follows effective in April 2019:

Named Executive Officer	Base Salary Adjustment	Base Salary Adjustment	Resulting Base Salary
Thomas A. Kingsbury	4.56%	$61,000	$1,400,000
John Crimmins	2.5%	$12,750	$522,750
Marc Katz	2.25%	$17,297	$786,047
Jennifer Vecchio(1)	10.15%	$80,625	$875,000
Fred Hand	2.25%	$17,297	$786,047
Joyce Manning Magrini	2.75%	$14,094	$526,594

(1)	Ms. Vecchio’s base salary adjustment was inclusive of an increase for her promotion to President and Chief Merchandising Officer in April 2019.

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Annual Incentive Awards

2019 Annual Incentive Plan

Annual incentive awards are an important part of the overall compensation we pay our NEOs. Unlike base salary, which is fixed, annual incentive awards are paid only if specified performance levels are achieved. The Committee believes that annual incentive awards encourage our NEOs to focus on specific short-term business and financial goals, without sacrificing our long-term objectives. The Committee recognizes the importance of achieving an appropriate balance between supporting the Company’s objective of rewarding executives for strong performance over the short-term and establishing realistic targets that continue to motivate and retain executives. As a result, our Annual Incentive Plan provides for measurable, rigorous performance targets that are designed to be achievable but challenge our executives to drive business results that produce stockholder value.

2019 Annual Incentive Target

Under our Annual Incentive Plan, the Committee approves each NEO’s annual incentive target, which is expressed as a percentage of his or her base salary in effect at the end of the fiscal year. The annual incentive target, applicable base salary and target award (equal to the annual incentive target multiplied by the NEO’s applicable base salary) for each of our NEOs under our 2019 Annual Incentive Plan is set out below. Except as otherwise noted below, the fiscal 2019 target opportunities for the NEOs as a percentage of base salary did not change from the target opportunities established for fiscal 2018.

Named Executive Officer	Annual Incentive Target	Base Salary At End of Fiscal 2019		Target Award
Michael O’Sullivan	150%	$1,300,000		$1,950,000
Thomas A. Kingsbury	150%	$1,400,000		$2,100,000
John Crimmins	75%	$625,000		$468,750
Marc Katz	100%	$786,047	(1)	$786,047
Jennifer Vecchio(2)	125%	$875,000		$1,047,476
Fred Hand	100%	$786,047		$786,047
Joyce Manning Magrini	75%	$526,594		$394,946

(1)	Represents base salary at the time of Mr. Katz’s resignation in September 2019. As a result of his separation from the Company, Mr. Katz forfeited his fiscal 2019 annual incentive award.

(2)

In connection with her promotion from Principal/Chief Merchandising Officer to President and Chief Merchandising Officer in April 2019, Ms. Vecchio’s target opportunity was increased from 100% to 125%. Accordingly, Ms. Vecchio’s target award is pro-rated based on the periods of fiscal 2019 during which she served in each role.

2019 Performance Measures

As described below, each NEO’s annual incentive award is based on our achievement of the following two performance goals: (i) Adjusted Net Income Per Share (“ANI Per Share”) and (i) Comparable Store Sales Percentage (“Comp Sales Percentage”). The Committee believes that these metrics closely align our NEOs’ interests with our stockholders’ interests. The Committee believes that ANI Per Share is an appropriate and primary indicator to our stockholders of overall business health, and its inclusion as a performance goal achieves our desire to use a measure of profitability that drives stockholder value creating behaviors. The second measure, Comp Sales Percentage (a growth metric comparing, and requiring improvement over, last year’s performance), focuses our executives on both strengthening our core business and driving revenue growth.

Adjusted Net Income per Share is defined as Adjusted Net Income (net income (loss) for the period, exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) costs related to debt amendments; (iii) loss on extinguishment of debt; (iv) impairment charges; and (v) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income) divided by the fully diluted weighted average shares outstanding. Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities

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outstanding during the period. Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.

In Note 11 (entitled “Net Income Per Share”) to our February 1, 2020 Consolidated Financial Statements, we disclose the calculation of net income per diluted share, the most directly comparable GAAP financial measure to Adjusted Net Income per Share, from our audited financial statements. A reconciliation of Adjusted Net Income to the most directly comparable GAAP financial measure (i.e., disclosure regarding how the Company calculates each such measure from its audited financial statements) is contained in the section of our Fiscal 2019 10-K entitled “Key Performance Measures.”

Comp Sales Percentage is the percentage growth in Comparable Store Sales (defined as sales of those stores, including online sales, commencing on the first day of the fiscal month one year after the end of their grand opening activities, which normally conclude within the first two months of operations) over the previous fiscal year.

The Weighting Percentage for each measure is as follows:

Measure	Weighting Percentage
ANI Per Share	50%
Comp Sales Percentage	50%

2019 Performance Goals and Payout Scale

Based on the Company’s achievement of the performance goals, each NEO’s fiscal 2019 award may range from 0% to no more than 300% of their target award. ANI Per Share attainment and Comp Sales Percentage attainment are measured separately, and achievement of the ANI Per Share component is not required in order to qualify for the Comp Sales Percentage component (and vice versa).

In March 2019, the Committee established $6.74 (excluding the impact of the accounting change for stock-based compensation) as the target ANI Per Share for fiscal 2019. After considering the management transition costs incurred in fiscal 2019 as a result of our CEO succession, the Committee in May 2019 determined to exclude such costs for purposes of determining ANI Per Share for fiscal 2019.

The Committee also established Percentage of Target ANI Per Share Attainment levels and related ANI Per Share Payout Percentages with respect to the threshold, target and maximum performance levels applicable for fiscal 2019. Each NEO’s actual ANI Per Share Payout Percentage is determined through interpolation based on the table below and the percentage of the Target ANI Per Share that we attain. The ANI Per Share Payout Percentage is capped at 300%.

Percentage of Target ANI Per Share Attainment	Target ANI Per Share Attainment ($)	ANI Per Share Payout Percentage
150%	10.11	300%
125%	8.43	200%
106.25%	7.16	125%
100%	6.74	100%
94.3%	6.36	75%
88.5%	5.96	50%
Less than 88.5%	—	0%

In March 2019, the Committee established 3.4% as the Comp Sales Percentage target. The Committee also established Comp Sales Percentages and related Comp Sales Payout Percentages with respect to the threshold, target and maximum performance levels applicable for fiscal 2019. Each NEO’s actual Comp Sales Payout

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Percentage is determined through interpolation based on the table below and the actual Comp Sales Percentage that we attain. The Comp Sales Payout Percentage is capped at 300%.

Comp Sales Percentage	Comp Sales Payout Percentage
0.00%	0%
1.7%	75%
3.4%	100%
4.4%	125%
5.4%	150%
6.4%	175%
7.4%	200%
8.4%	225%
9.4%	250%
10.4%	300%

Awards made to NEOs under our Annual Incentive Plan are equal to the sum of (A) + (B), where:

(A)	is the amount equal to the product of: (i) the ANI Per Share Payout Percentage, times (ii) the ANI Per Share Weighting Percentage, times (iii) the NEO’s Target Award; and

(B)	is the amount equal to the product of: (x) the Comp Sales Payout Percentage, times (y) the Comp Sales Percentage Weighting Percentage, times (z) the NEO’s Target Award.

Notwithstanding this formula, under the Annual Incentive Plan, the Committee retains discretion to reduce, or eliminate entirely, any award. In exercising its discretion to reduce the amount of an award, the Committee may take into account the NEO’s individual performance rating or other factors considered relevant by the Committee.

Following the conclusion of fiscal 2019, the Committee assessed whether and to what extent the performance goals for the year were met. Our performance in fiscal 2019 with respect to the performance goals and the formulaic payout was as follows:

Metric	Actual	Percentage of Target (1)	Payout Percentage
ANI Per Share	$6.98	103.87%	115.47%
Comp Sales Percentage	2.7%	79.96%	89.98%
(1)

In determining Percentage of Target ANI Per Share Attainment, the Committee, consistent with the historical design of the annual incentive program, excluded from actual performance and target performance the accrual of amounts for payment under the Annual Incentive Plan for the performance period.

Notwithstanding Company performance, the Committee determined to delay the finalization of bonuses for the Company’s continuing NEOs until later in fiscal 2020 in light of the evolving COVID-19 situation. Accordingly, as of the date of this proxy statement, the Company has not paid bonuses to the Company’ s Named Executive Officers and, except with respect to Mr. Kingsbury, the Committee retains authority to exercise negative discretion with respect to any payment of bonuses to the Company’s Named Executive Officers. In light of Mr. Kingsbury’s Chairman

Agreement, Mr. Kingsbury will receive a payout under the Annual Incentive Plan based on the formulaic payout.

Long-Term Incentives

The Committee believes that long-term incentives are an important component of compensation that helps us to attract, retain and motivate our NEOs. These incentives also align the financial rewards paid to our NEOs with our long-term performance, thereby

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encouraging our NEOs to focus on long-term goals. We grant long-term incentives to our NEOs under the 2013 Incentive Plan, which was adopted in connection with our IPO and amended and restated effective May 17, 2017. Under the 2013 Incentive Plan, the Committee is authorized to grant a variety of awards, including PSUs, RSUs or stock options to purchase our common stock. More details about the awards granted to our NEOs are set out in the tables that follow this discussion.

The LTIP is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability and serve as an incentive for continued employment. In setting the value of our equity incentive compensation for executives, the Committee’s determinations are informed by assessments conducted by Meridian, peer group market data and alignment with our compensation philosophy.

For fiscal 2019, the Committee approved each NEO’s equity grant based on a variety of factors including but not limited to role, contributions, market context, and recommendations from the CEO (for all NEOs except the CEO).

2019 LTI Mix

The Committee routinely evaluates and considers the type of awards granted under our LTIP. 2018 LTIP Awards consisted of stock options and restricted stock awards with time-based vesting. Although the Committee considers stock options to be performance-based, we have received feedback from some of our stockholders, as well as proxy advisory services, expressing their belief that stock options are not performance-based and suggesting that we should include equity awards in our LTIP that vest on the basis of metrics with pre-established goals linked to the Company’s performance. In response to this feedback, and in order to create a stronger link between executive pay and Company performance and further align our executives’ interests with those of our stockholders, the Committee, based on input and analysis from Meridian, revised the fiscal 2019 LTIP such that 50% of such LTIP awards made to our NEOs were in the form of PSUs with vesting based on pre-established performance goals. In addition, based on the input and analysis from Meridian, the fiscal 2019 LTIP Awards include vesting provisions relating to death, termination due to disability, reduction in force and retirement as compared to the prior awards that only included accelerated vesting for a qualifying termination in connection with a change in control.

The fiscal 2019 LTIP Awards made to our NEOs were delivered in the following mix:

Fiscal 2019 Long-Term Incentive Award Mix for NEOs

PSUs. PSUs require the achievement of pre-established EBIT margin expansion and sales CAGR goals (each weighted equally) over a three-year performance period. Based on the Company’s achievement of these goals, each NEO’s award may range from 50% (at threshold performance) to no more than 200% of his or her target award. In the event that actual performance is below threshold, no award will be made. The PSU performance goals were designed to be challenging but achievable with the coordinated, cross-functional focus and effort of the executives.

Stock Options. The grant of stock options supports the Committee’s philosophy that stock price appreciation should be a significant determinant of the economic return received by our executives from equity compensation. Options granted pursuant to an LTIP Award have an exercise price per share equal to the fair market value of a share of stock on the grant date and vest in 25% increments over a four-year vesting period, subject to the NEO’s continued employment through the applicable vesting date. Accordingly, each NEO realizes value from stock options only to the extent our share price is greater than the option exercise price (which is set at our share price on the date of grant) and the NEO is employed through the vesting period. In contrast, if our share price declines below the exercise price of a stock option granted to a NEO, the NEO would realize no value under the stock option.

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RSUs. RSUs are subject to time-based vesting and provide a retention incentive for our NEOs and an incentive to increase stockholder value. RSUs vest in

25% increments over a four-year vesting period, subject to the NEO’s continued employment through the applicable vesting date.

Pursuant to the terms of his employment agreement, Mr. O’Sullivan received a pro-rated 2019 LTIP award on September 16, 2019 upon the commencement of his employment. Fiscal 2019 grants were made to each other NEO on May 1, 2019, and the Committee approved LTIP Awards to each NEO as follows:

Named Executive Officer	LTI Value		PSUs (Target)	RSUs	Options
Michael O’Sullivan	$8,500,000	(2)	13,808	6,904	18,227
Thomas A. Kingsbury(1)	$6,024,847		17,714	8,857	24,534
John Crimmins	$637,610		1,875	938	2,484
Marc Katz	$1,729,141		5,085	2,543	6,738
Jennifer Vecchio	$2,703,223		7,950	3,975	10,534
Fred Hand	$1,729,141		5,085	2,543	6,738
Joyce Manning Magrini	$640,590		1,884	942	2,496

(1)

The LTIP Awards granted to Mr. Kingsbury are subject to special vesting conditions, which are described below under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(2)

Mr. O’Sullivan’s LTI value was established pursuant to his employment agreement, discussed in more detail below under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” Pursuant to the terms of his employment agreement, Mr. O’Sullivan’s actual fiscal 2019 LTIP award amounted to a pro-rated portion of the employment agreement amount based on the number of days served between the date he commenced employment and the next regularly scheduled annual equity grant date for senior executive officers.

Benefits and Perquisites

Our executive compensation program includes limited perquisites, which are subject to Committee review and approval, and broad-based benefits.

The perquisites and benefits included in our executive compensation program represent a modest portion of each NEO’s total compensation. The cost of these perquisites or other personal benefits is set forth below in the Fiscal 2019 Summary Compensation Table below under the column “All Other Compensation,” and additional detail is set forth in the footnotes following the Fiscal 2019 Summary Compensation Table.

We provide our CEO and each other NEO with an annual car allowance in the amount of $35,000 and $25,000, respectively. In addition, we maintain broad-based benefits that are provided to all full-time employees, including medical, dental, vision, life and disability insurance. Certain of these benefits require employees to pay a portion of the premium. Except with respect to life insurance (our NEOs all receive such insurance in an amount equal to the lesser of three times their annual base salary or a pre-determined maximum), these benefits are offered to our NEOs on the same basis as all other employees. We also offer a retirement savings plan in which eligible employees (including our NEOs) may participate. The savings plan includes a traditional 401(k) pre-tax savings option and a post-tax Roth 401(k) option. We provide a matching contribution of 100% on the first 3% of eligible compensation that is deferred and 50% on the next 2% of eligible compensation that is deferred, up to the Internal Revenue Code limit for each respective year in which the eligible employee participates in the plan. Pursuant to the terms of his employment agreement, Mr. O’Sullivan received reimbursement of reasonable moving expenses incurred in connection with his relocation.

The Committee believes that the limited perquisites and other benefits provided to our NEOs are reasonable and consistent with the perquisites that would be available to them at companies with whom we compete for experienced senior management.

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Termination-Based Compensation

Severance arrangements applicable to our NEOs are set forth in each of their respective employment agreements. The Committee believes these arrangements play an important role in protecting our highly competitive business by restricting our executive officers from working for a competitor or soliciting our employees during the specified severance period. Additionally, each NEO’s equity grant agreements contain terms regarding vesting in connection with the termination of employment and changes in control. The Committee believes that these termination and change in control terms provide our NEOs with an incentive to act in stockholders’ best interests during a potential change in control despite the risk of losing their jobs or a significant change in the nature of their benefits and responsibilities.

As noted above, Mr. Kingsbury stepped down as Chief Executive Officer on September 16, 2019 and Executive Chairman on February 1, 2020. In connection with his departure, Mr. Kingsbury did not receive any cash severance benefits from the Company, although he remains eligible to vest in his outstanding equity awards based on the special vesting conditions included in his December 2008 employment agreement, as amended, and which are described below under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” Mr. Katz did not receive any separation benefits in connection with his resignation from the Company.

A detailed discussion of compensation payable upon termination or a change in control is provided below under the caption entitled “Potential Payments Upon Termination or Change in Control.”

Compensation Recoupment Policy and Additional Forfeiture Features

We strive to maintain a culture that emphasizes integrity and accountability and reinforces our pay-for-performance compensation philosophy. Accordingly, the Committee has adopted a compensation recoupment policy, providing that, in the event of a financial restatement or significant financial harm to the Company arising out of willful actions, including without limitation fraud or intentional misconduct, or gross negligence by any officer of the Company, the Committee shall have the discretion and authority to determine the appropriate action to take, which may include requiring relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation.

Stock Ownership Guidelines

As described above, the Committee has adopted stock ownership guidelines for our executives. These stock ownership guidelines provide that (i) the Chief Executive Officer should own shares of our common stock with a value equal to or exceeding six times his or her then-current base salary, and (ii) other NEOs should own shares of our common stock with a value equal to or exceeding three times his or her then-current base salary. As of the end of fiscal 2019, each NEO then subject to the stock ownership guidelines owned shares in excess of the applicable guideline.

Prohibition on Hedging and Pledging of Company Stock

The Board considers it inappropriate for directors or executive officers to enter into speculative transactions in Company securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in our securities. Such hedging and monetization transactions may permit persons to continue to own Company securities obtained through our benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, such persons may no longer have the same objectives as our other stockholders. Moreover, certain short-term or speculative transactions in our securities by directors and corporate personnel create the potential for heightened legal risk and/or the appearance of improper or inappropriate conduct involving our securities.

Under our hedging and pledging policy, our directors and all corporate personnel (including our executive officers), are prohibited from engaging in any hedging or monetization transactions with respect to our securities. Further, directors and corporate personnel may not engage in the following short-term or speculative transactions in our securities that could

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create heightened legal risk and/or the appearance of improper or inappropriate conduct by such persons:

•	Short Sales. Short sales of our securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in our prospects. In addition, short sales may reduce a seller’s incentive to seek to improve our performance. For these reasons, short sales of our securities by our directors and corporate personnel are prohibited under our policy.

•	Publicly-Traded Options. Given the relatively short terms of publicly-traded options, transactions in options may cause focus on short-term performance at the expense of our long term objectives. Accordingly, our policy prohibits transactions in put options, call options or other derivative securities related to our securities, on an exchange or in any other organized market.

•	Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in our securities, directors and corporate personnel are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Tax and Accounting Considerations

The Committee structures our compensation program in a manner that is consistent with our compensation philosophy and objectives. In the course of making decisions about executive compensation, the Committee takes into account tax and accounting considerations. For example, the Committee takes into account Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation. The Committee also considers how various elements of compensation will affect our financial reporting. For example, the Committee considers the impact of FASB ASC Topic 718—Stock Compensation, which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

Report of the Compensation Committee

We, the Compensation Committee of the Board of Directors of Burlington Stores, Inc., have reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, recommended to the Board of Directors that the “Compensation Discussion and Analysis” set forth above be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020.

Compensation Committee of the Board of Directors:

Jordan Hitch, Chair*

Ted English

Mary Ann Tocio

*Mr. Hitch was appointed to the Compensation Committee on February 19, 2020.

The preceding Compensation Committee Report does not constitute soliciting material and shall not be deemed to be filed, incorporated by reference into or part of any filing made by us (including any future filings) under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

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Compensation Committee Interlocks and Insider Participation

Ted English, John J. Mahoney and Mary Ann Tocio served on the Committee during fiscal 2019. Mr. English, Ms. Tocio and Jordan Hitch currently serve on the Committee. None of these individuals (i) have ever been an officer or an employee of ours, nor (ii) except with respect to the indemnification agreements set forth below under the caption entitled “Certain Relationships and Related Party

Transactions,” have any relationship that is required to be disclosed pursuant to the rules of the SEC. In addition, none of our executive officers serve (or served at any time during fiscal 2019) as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Committee.

Compensation-Related Risk

In accordance with applicable disclosure requirements, to the extent that risks may arise from our compensation policies and practices that are reasonably likely to have a material adverse effect on us, we are required to discuss those policies and practices for compensating our employees as they relate to our risk management practices and the possibility of incentivizing risk-taking. The Committee considers risks associated with our compensation policies and practices and, as part of its consulting services for the Committee, Meridian evaluates the potential for unintended risk associated with the design of our compensation programs. At the direction of the Committee, Meridian completed a comprehensive review of our compensation policies and practices to determine whether potential risk existed and whether there were design factors that mitigated potential risk areas. Upon receiving Meridian’s assessment, the Committee concluded that our compensation policies and practices do not encourage behaviors that could create material risk for the Company.

A number of features in our compensation programs mitigate risk and protect against excessive risk-taking behavior and the potential for unintended consequences, including:

•	Our compensation mix for participants in our LTIP and Annual Incentive Plans creates a balance between short-term results and long-term sustainable performance. Throughout the organization, variable/fixed pay and short-term/long-term pay is carefully calibrated to ensure appropriate pay mix and structure by level and, for senior executives, a large portion of pay is variable and oriented towards long-term performance.

•	A significant portion of the 2019 LTIP awards made to senior vice presidents and officers above that level (including our NEOs) are in the form of PSUs based on pre-established goals linked to our performance over a three-year period. Accordingly, the performance period and vesting schedules for long-term incentives awards will thereafter overlap and, therefore, reduce the motivation to maximize performance in any one period.

•	Our Annual Incentive Plans incorporate multiple financial performance goals, which are closely aligned with strategic business goals. In addition, the maximum amount payable with respect to the financial metric components of the Annual Incentive Plan applicable to our executives and other eligible corporate associates is limited to 300% of target (200% beginning in fiscal 2020).

•	Time-based equity awards granted our associates generally do not vest fully for four years. We believe this longer vesting period discourages unnecessary or excessive risk taking. Additionally, our insider trading policy prohibits corporate personnel (including our executive officers) and directors from hedging and other activities that could offset the benefits of having these as long-term awards.

•	Because executive incentive compensation has a large stock component, the value is best realized through long-term appreciation of stockholder value, especially when coupled with our stock ownership guidelines for our executive officers and non-employee directors, which expose our executive officers and non-employee directors to the loss of the value of the retained equity.

•	We maintain a compensation recoupment policy, which provides that the Committee may require relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation in the event of a financial restatement or significant financial harm to us arising out of willful actions or gross negligence by any officer.

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•	The Committee has established a compensation peer group designed to provide meaningful comparisons to ‘market’ and align compensation programs with industry practice.
•	We have a rigorous system of internal controls designed to prevent fraud, deterring individual employees from creating adverse material risk in pursuit of short- or long-term compensation.

Fiscal 2019 Summary Compensation Table

The following table sets forth summary information concerning the compensation of our NEOs for fiscal 2019 and, to the extent required by applicable SEC disclosure rules, fiscal 2018 and fiscal 2017:

Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael O’Sullivan,	2019	475,000	—	16,482,346	13,805,090	—	294,161	31,056,597
Chief Executive Officer
Thomas A. Kingsbury,	2019	1,384,750	—	4,519,196	1,505,652	2,157,225	45,384	9,612,207
Former Executive Chairman	2018	1,329,250	—	1,462,537	4,390,593	2,197,701	48,131	9,428,212
	2017	1,300,000	—	1,462,532	3,738,850	2,352,578	47,931	8,901,891
John Crimmins,	2019	556,923	—	478,435	159,175	—	36,174	1,230,707
Executive Vice President and Chief Financial Officer
Marc Katz,	2019	494,513	—	1,297,370	431,771	—	27,204	2,250,858
Former Chief Financial Officer/Principal	2018	764,063	—	421,948	1,267,873	841,166	38,131	3,333,181
	2017	750,000	—	2,954,377	1,368,379	904,838	37,931	6,015,525
Jennifer Vecchio,	2019	856,394	—	2,028,204	675,019	—	36,218	3,595,835
President and Chief Merchandising Officer	2018	789,531	—	436,027	1,310,135	869,205	38,131	3,443,029
	2017	775,000	—	544,683	1,413,994	934,999	37,931	3,706,607
Fred Hand,	2019	781,723	—	1,297,370	431,771	—	36,218	2,547,082
Chief Customer Officer/Principal	2018	764,063	—	421,948	1,267,873	841,166	38,131	3,333,181
	2017	750,000	—	527,077	1,368,379	904,838	37,931	3,588,225
Joyce Manning Magrini,	2019	523,070	—	480,646	159,944	—	36,178	1,199,838
Executive Vice President - Human Resources	2018	509,375	—	156,352	469,577	420,583	38,036	1,593,923
	2017	493,667	—	148,380	382,839	452,419	37,773	1,515,078

(1)

Effective as of September 16, 2019, Mr. O’Sullivan was appointed Chief Executive Officer and Mr. Kingsbury stepped down from that position, becoming our Executive Chairman. Mr. Kingsbury resigned as our Executive Chairman, and from all other positions with the Company, including as a member of the Board, effective as of February 1, 2020. Ms. Vecchio was promoted to President and Chief Merchandising Officer effective as of April 21, 2019. Mr. Crimmins was appointed as our Executive Vice President and Chief Financial Officer effective as of October 9, 2019 after having served as our interim Chief Financial Officer since September 13, 2019, the date Mr. Katz resigned as our Chief Financial Officer/Principal. Mr. Katz forfeited the equity awards received in fiscal 2019 in connection with his resignation as our Principal/Chief Financial Officer.

(2)

Represents the aggregate grant date fair value of restricted stock awards (with respect to 2017 and 2018) and RSU and PSU awards (with respect to 2019) calculated in accordance with FASB ASC Topic 718, based on the closing share price on the date of grant and, in the case of the PSUs, the probable satisfaction of the performance conditions for such PSUs as of the date of grant. Assuming the highest level of performance is achieved for the 2019 PSU awards, the maximum value of these awards at the grant date would be as follows: Mr. O’Sullivan-$5,309,728; Mr. Kingsbury-$6,025,594; Mr. Crimmins-$637,800; Mr. Katz-$1,729,714; Ms. Vecchio-$2,704,272; Mr. Hand-$1,729,714; and Ms. Magrini-$640,861. The amount reported in this column for Mr. O’Sullivan also includes RSUs granted to Mr. O’Sullivan to compensate him for a portion of the equity awards forfeited at his prior employer. See Note 12 (entitled “Stock-Based Compensation”) to our February 1, 2020 Consolidated Financial Statements for a discussion of the relevant assumptions used in calculating these amounts. The vesting terms and conditions of the awards granted to our NEOs are described below under the table entitled “Outstanding Equity Awards at Fiscal 2019 Year-End.”

(3)

Represents the aggregate grant date fair value of stock option awards. The amount reported in this column for Mr. O’Sullivan includes stock options granted to Mr. O’Sullivan to compensate him for a portion of the equity awards forfeited at his prior employer. The amounts shown were calculated in accordance with FASB ASC Topic 718, and are based on a number of key assumptions described in Note 12 (entitled “Stock-Based Compensation”) to our February 1, 2020 Consolidated Financial Statements. The amount of compensation, if any, actually realized by a NEO from the exercise and sale of vested options will depend on numerous factors, including the continued employment of the NEO during the vesting period of the award and the amount by which the share price on the day of exercise and sale exceeds the

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option exercise price. The vesting terms and conditions of the awards granted to our NEOs are described below under the table entitled “Outstanding Equity Awards at Fiscal 2019 Year-End.”

(4)

Amounts may be awarded under the Annual Incentive Plan described above in the section of the Compensation Discussion and Analysis entitled ”Annual Incentive Awards.” Other than Mr. Kingsbury, the fiscal 2019 Annual Incentive Plan awards for our continuing NEOs are not calculable as of the date of this filing. Such amounts will be determined at a later date and disclosed on a Form 8-K. Mr. Katz did not receive an award under our fiscal 2019 Annual Incentive Plan.

(5)	The amounts reported in this column for fiscal 2019 represent the following:

Name	Relocation Expenses ($)(a)	Company Matching 401(k) Contributions ($)	Automobile Allowance ($)(b)	Insurance Premiums ($)(c)	Total ($)
Michael O’Sullivan	280,356	—	13,125	680	294,161
Thomas A. Kingsbury	—	11,200	32,083	2,101	45,384
John Crimmins	—	11,200	22,917	2,057	36,174
Marc Katz	—	11,200	14,583	1,421	27,204
Jennifer Vecchio	—	11,200	22,917	2,101	36,218
Fred Hand	—	11,200	22,917	2,101	36,218
Joyce Manning Magrini	—	11,200	22,917	2,061	36,178

(a)

Includes (i) a $250,000 payment to Mr. O’Sullivan, pursuant the terms of his employment agreement, intended to defray certain expenses Mr. O’Sullivan may incur in connection with his relocation to a non-temporary residence within reasonable commuting distance from our principal offices; and (ii) $30,356 of reasonable moving expenses incurred in connection with Mr. O’Sullivan’s relocation and reimbursed to him pursuant to the terms of his employment agreement.

(b)	Represents the dollar value of each NEO’s annual automobile allowance.

(c)	Represents the dollar value of life insurance premiums that we paid for the benefit of each NEO.

Fiscal 2019 Grants of Plan-Based Awards

The following table sets forth information regarding our grants of plan-based awards to our NEOs during fiscal 2019:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)		All Other Option Awards: Number of Securities Underlying Options (5) (#)		Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael O’Sullivan (7)	—	—	1,489	744,643	2,233,929	—	—	—	—		—		—	—
	9/16/2019	4/11/19	—	—	—	6,904	13,808	27,616	—		—		—	2,654,864
	9/16/2019	4/11/19	—	—	—	—	—	—	6,904		—		—	1,327,432
	9/16/2019	4/11/19	—	—	—	—	—	—	—		18,227		192.27	1,326,379
	9/16/2019	4/11/19	—	—	—	—	—	—	65,013	(8)	—		—	12,500,050
	9/16/2019	4/11/19	—	—	—	—	—	—	—		174,235	(9)	192.27	12,478,711
Thomas A. Kingsbury	—	—	4,200	2,100,000	6,300,000	—	—	—	—		—		—	—
	5/1/2019	12/18/14	—	—	—	8,857	17,714	35,428	—		—		—	3,012,797
	5/1/2019	12/18/14	—	—	—	—	—	—	8,857		—		—	1,506,399
	5/1/2019	12/18/14	—	—	—	—	—	—	—		24,534		170.08	1,505,652
John Crimmins	—	—	938	468,750	1,406,250	—	—	—	—		—		—	—
	5/1/2019	3/14/19	—	—	—	938	1,875	3,750	—		—		—	318,900
	5/1/2019	3/14/19	—	—	—	—	—	—	938		—		—	159,535
	5/1/2019	3/14/19	—	—	—	—	—	—	—		2,484		170.08	159,175

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			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (5) (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marc Katz (10)	—	—	1,572	786,047	2,358,141	—	—	—	—	—	—	—
	5/1/2019	3/14/19	—	—	—	2,543	5,085	10,170	—	—	—	864,857
	5/1/2019	3/14/19	—	—	—	—	—	—	2,543	—	—	432,513
	5/1/2019	3/14/19	—	—	—	—	—	—	—	6,738	170.08	431,771
Jennifer Vecchio	—	—	2,095	1,047,476	3,142,428	—	—	—	—	—	—	—
	5/1/2019	3/14/19	—	—	—	3,975	7,950	15,900	—	—	—	1,352,136
	5/1/2019	3/14/19	—	—	—	—	—	—	3,975	—	—	676,068
	5/1/2019	3/14/19	—	—	—	—	—	—	—	10,534	170.08	675,019
Fred Hand	—	—	1,572	786,047	2,358,141	—	—	—	—	—	—	—
	5/1/2019	3/14/19	—	—	—	2,543	5,085	10,170	—	—	—	864,857
	5/1/2019	3/14/19	—	—	—	—	—	—	2,543	—	—	432,513
	5/1/2019	3/14/19	—	—	—	—	—	—	—	6,738	170.08	431,771
Joyce Manning Magrini	—	—	790	394,946	1,184,835	—	—	—	—	—	—	—
	5/1/2019	3/14/19	—	—	—	942	1,884	3,768	—	—	—	320,431
	5/1/2019	3/14/19	—	—	—	—	—	—	942	—	—	160,215
	5/1/2019	3/14/19	—	—	—	—	—	—	—	2,496	170.08	159,944

(1)

The terms of Mr. O’Sullivan’s employment were approved by our Board on April 11, 2019, and his employment agreement provides for the grants made to Mr. O’Sullivan on September 16, 2019, the date on which Mr. O’Sullivan commenced employment. An amendment to Mr. Kingsbury’s employment agreement, approved by our Board on December 8, 2014, provides for the grants made to Mr. Kingsbury on May 1, 2019.

(2)

Represents the threshold, target and maximum payments the NEO was eligible to receive based upon achievement of the performance goals under our Annual Incentive Plan for fiscal 2019. The threshold payments represent the amounts that the NEO would have been eligible to receive under our Annual Incentive Plan for fiscal 2019 in the event that the percentage of target ANI per share attainment was less than 88.5% and our comparable store sales increased 0.01%. Payment under our Annual Incentive Plan begins in the event that our comparable store sales increase as compared to fiscal 2018. Amounts shown for Mr. O’Sullivan are pro-rated, as his employment agreement provides for a pro-rated fiscal 2019 Annual Incentive Plan payment based on the number of days he was employed during fiscal 2019. In connection with her promotion from Principal/Chief Merchandising Officer to President and Chief Merchandising Officer in April 2019, Ms. Vecchio’s target opportunity was increased from 100% to 125%. Accordingly, amounts for Ms. Vecchio are pro-rated based on the periods of fiscal 2019 during which she served in each role. For additional information regarding the Annual Incentive Plan, please refer to the section in the Compensation Discussion and Analysis entitled “Annual Incentive Awards.”

(3)

Represents the threshold, target and maximum PSU awards (included in 2019 LTIP grants) that the NEO is eligible to receive based upon achievement of pre-established EBIT margin expansion and sales CAGR goals (each weighted equally) over a three-year performance period. Based on our achievement of these goals, each NEO’s award may range from 50% (at threshold performance) to no more than 200% of his or her target award. In the event that actual performance is below threshold, no award will be made. For additional information regarding the PSUs, please refer to the section in the Compensation Discussion and Analysis entitled “Long Term Incentives.”

(4)	Except as otherwise noted, represents RSU awards included in 2019 LTIP grants and which vest in 25% annual increments, subject to the NEO’s continued employment through the applicable vesting date.

(5)

Except as otherwise noted, represents awards of options to purchase shares of our common stock included in 2019 LTIP grants and which vest in 25% annual increments, subject to the NEO’s continued employment through the applicable vesting date.

(6)

Represents the aggregate grant date fair value of awards of options to purchase shares of our common stock, PSUs and RSUs, all made pursuant to the 2013 Incentive Plan. The amounts shown were calculated in accordance with FASB ASC Topic 718, based on the closing share price on the date of grant for PSUs and RSUs, and (i) in the case of the PSUs, the probable satisfaction of the performance conditions for such PSUs as of the date of grant; and (ii) with respect to the grant date fair value of option awards, are based on a number of key assumptions described in Note 12 (entitled “Stock-Based Compensation”) to our February 1, 2020 Consolidated Financial Statements. The vesting terms and conditions of the awards are described below under the table entitled “Outstanding Equity Awards at Fiscal 2019 Year-End.”

(7)

Pursuant to the terms of his employment agreement, Mr. O’Sullivan’s 2019 LTIP grants were pro-rated based on the number of days served between the date he commenced employment and the next regularly scheduled annual equity grant date for senior executive officers.

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(8)

Represents a grant of RSUs to compensate Mr. O’Sullivan for a portion of the equity awards forfeited at his prior employer pursuant to the terms of his employment agreement and which vest in one-third annual increments, subject to Mr. O’Sullivan’s continued employment through the applicable vesting date.

(9)

Represents a grant of options to purchase shares of our common stock to compensate Mr. O’Sullivan for a portion of the equity awards forfeited at his prior employer pursuant to the terms of his employment agreement and which vest in one-third annual increments, subject to Mr. O’Sullivan’s continued employment through the applicable vesting date.

(10)

Mr. Katz did not receive an award under our fiscal 2019 Annual Incentive Plan and forfeited the equity awards received in fiscal 2019 in connection with his resignation as our Principal/Chief Financial Officer in September 2019.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have written employment agreements with each of our NEOs that provide for, among other things, the payment of base salary, reimbursement of certain costs and expenses, and for each NEO’s participation in our Annual Incentive Plan and employee benefit plans. Other than in the case of our employment agreement with Messrs. O’Sullivan and Kingsbury, each of our employment agreements with our NEOs provide that we may terminate the agreement on specified expiration dates, subject to our giving the executive 90 days’ notice. The expiration dates are as follows: February 11 for Mr. Hand; March 23 for Mr. Crimmins, May 11 for Ms. Vecchio; and October 13 for Ms. Magrini. The expiration date under Mr. Katz’s employment agreement was July 9.

O’Sullivan Employment Agreement

Mr. O’Sullivan entered into an employment agreement with us in April 2019. A discussion of this employment agreement, as well as Mr. O’Sullivan’s compensation arrangements, is set out in the CD&A under the caption entitled “CEO Succession and Management Changes.”

Kingsbury Employment Agreement

Mr. Kingsbury stepped down as our CEO effective as September 16, 2019, the date on which Mr. O’Sullivan commenced employment. Upon stepping down as our CEO, Mr. Kingsbury assumed the role of Executive Chairman of the Board. During fiscal 2019, Mr. Kingsbury was party to an employment agreement entered into in December 2008, subsequently amended in fiscal 2014, fiscal 2015 and fiscal 2017, and supplemented by the Chairman Agreement.

Mr. Kingsbury’s employment agreement (as supplemented by the Chairman Agreement) outlined the basic terms of his employment and included,

among other items, provisions relating to equity awards and termination terms, as follows:

•	Mr. Kingsbury was entitled to receive an LTIP Award in May 2019 equal to 450% of his base salary. The form of, and terms and conditions applicable to, the LTIP Award was substantially similar to that of long-term equity awards made to the Company’s senior executives for the applicable year; provided that, in addition to the ordinary vesting terms provided therein, (i) 100% of the LTIP Award would vest if Mr. Kingsbury’s employment was terminated due to death and (ii) a pro rata portion of the portion of the LTIP Award that would vest on the next regular vesting date for such LTIP Award would vest if Mr. Kingsbury’s employment was terminated by us for a reason other than cause, by Mr. Kingsbury for good reason or due to his disability (the “Special Vesting Conditions”).

•	Upon a termination without cause, or if Mr. Kingsbury resigned for good reason, Mr. Kingsbury was entitled to severance pay and benefits for a three-year period following such termination.

•	Upon Mr. Kingsbury’s “Retirement” (a voluntary termination of employment on or after July 1, 2019, provided that Mr. Kingsbury provided us with 180 days’ written notice prior to such retirement) and provided that Mr. Kingsbury makes himself reasonably available to consult with the Company for up to ten days per quarter during the one-year period thereafter (the “Consulting Period”), (i) any outstanding incentive equity granted by the Company to Mr. Kingsbury that was unvested as of such Retirement shall continue to vest through the end of the Consulting Period, (ii) any outstanding incentive equity granted by the Company to Mr. Kingsbury that remains unvested as of the end of such Consulting Period shall vest at the conclusion of such Consulting Period, and (iii) the exercise period of any options granted by the Company to

Mr. Kingsbury shall be extended until the second anniversary of the later of (x) such Retirement and

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(y) the date such options vest; provided that such exercise periods shall not be extended beyond the original term of the option agreement.

•	Mr. Kingsbury’s employment as Executive Chairman continued until the conclusion of the Executive Chairman Term, at which point he resigned from all positions with the Company, including as a member of the Board, and the post-Retirement consulting period provided for in his employment agreement commenced. During the Executive Chairman Term, (i) Mr. Kingsbury provided transition and other related services to the Company to transition his executive responsibilities to Mr. O’Sullivan and performed such other duties normally assigned to an Executive Chairman of a publicly-traded corporation; and (ii) Mr. Kingsbury’s compensation and benefits continued at the same level as they have been during fiscal 2019. Pursuant to the Chairman

Agreement, Mr. Kingsbury remained eligible to receive a fiscal 2019 annual incentive award, based on actual performance during fiscal year 2019. Mr. Kingsbury was not entitled to any severance upon the expiration of the Executive Chairman Term.

Our employment agreements also restrict each NEO’s ability to engage in or perform any activities that are competitive with our business or to solicit our employees away from our service while we employ the executive and for a period of one to two years thereafter. In addition, each employment agreement specifies payments and benefits that would be due to such NEO upon the termination of his or her employment with us. For additional information regarding amounts payable upon termination to each of our NEOs, see the discussion below under the caption entitled “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal 2019 Year-End

The table below sets forth information with respect to the outstanding stock options and shares of unvested restricted stock held by each NEO as of February 1, 2020.

		Option Awards						Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable		Number of Shares Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Michael O’Sullivan	9/16/2019	—		174,235	(6)	192.27	9/16/29	—		—	—	—
	9/16/2019	—		—		—	—	65,013	(7)	14,138,377	—	—
	9/16/2019	—		18,227		192.27	9/16/29	—		—	—	—
	9/16/2019	—		—		—	—	6,904		1,501,413	—	—
	9/16/2019	—		—		—	—	—		—	13,808	3,002,826
Thomas A. Kingsbury	6/17/2013	200,000	(8)	—		4.55	6/17/2023	—		—	—	—
	5/1/2015	92,486		—		52.02	5/1/2025	—		—	—	—
	4/8/2016	—		—		—	—	3,492		759,405	—	—
	4/8/2016	72,270		24,091		54.58	4/8/2026	—		—	—	—
	1/23/2017	—		—		—	—	25,000		5,436,750	—	—
	5/1/2017	—		—		—	—	7,393		1,607,756	—	—
	5/1/2017	51,007		51,008		98.92	5/1/2027	—		—	—	—
	5/1/2018	—		—		—	—	8,103		1,762,159	—	—
	5/1/2018	22,282		66,849		135.37	5/1/2028	—		—	—	—
	5/1/2019	—		—		—	—	8,857		1,926,132	—	—
	5/1/2019	—		24,534		170.08	5/1/2029	—		—	—	—
	5/1/2019	—		—		—	—	—		—	17,714	3,852,264

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		Option Awards					Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
John Crimmins	6/18/2013	—	4,400	(8)	4.55	6/18/23	—		—	—	—
	4/8/2016	—	—		—	—	261		56,760	—	—
	4/8/2016	—	599		54.58	4/8/2026	—		—	—	—
	5/1/2017	—	—		—	—	5,000	(9)	1,087,350	—	—
	5/1/2017	—	—		—	—	1,293		281,189	—	—
	5/1/2017	—	2,974		98.92	5/1/2027	—		—	—	—
	5/1/2018	—	—		—	—	884		192,243	—	—
	5/1/2018	—	7,047		135.37	5/1/2028	—		—	—	—
	5/1/2019	—	—		—	—	938		203,987	—	—
	5/1/2019	—	2,484		170.08	5/1/2029	—		—	—	—
	5/1/2019	—	—		—	—	—		—	1,875	407,756
Marc Katz (11)	—	—	—		—	—	—		—	—	—
Jennifer Vecchio	5/11/2015	24,000	—		53.01	5/11/2025	—		—	—	—
	4/8/2016	—	—		—	—	1,297		282,059	—	—
	4/8/2016	7,832	8,944		54.58	4/8/2026	—		—	—	—
	1/30/2017	—	—		—	—	336		73,070	—	—
	1/30/2017	6,951	2,318		80.91	1/30/2027	—		—	—	—
	5/1/2017	—	—		—	—	2,204		479,304	—	—
	5/1/2017	15,204	15,205		98.92	5/1/2027	—		—	—	—
	5/1/2018	—	—		—	—	2,416		525,408	—	—
	5/1/2018	6,424	19,275		135.37	5/1/2028	—		—	—	—
	5/1/2019	—	—		—	—	3,975		864,443	—	—
	5/1/2019	—	10,534		170.08	5/1/2029	—		—	—	—
	5/1/2019	—	—		—	—	—		—	7,950	1,728,887
Fred Hand	4/8/2016	—	—		—	—	692		150,489	—	—
	4/8/2016	—	4,773		54.58	4/8/2026	—		—	—	—
	6/29/2016	—	—		—	—	30,000	(10)	6,524,100	—	—
	1/30/2017	—	—		—	—	325		70,678	—	—
	1/30/2017	2,242	2,243		80.91	1/30/2027	—		—	—	—
	5/1/2017	—	—		—	—	2,133		463,865	—	—
	5/1/2017	—	14,714		98.92	5/1/2027	—		—	—	—
	5/1/2018	—	—		—	—	2,338		508,445	—	—
	5/1/2018	6,217	18,653		135.37	5/1/2028	—		—	—	—
	5/1/2019	—	—		—	—	2,543		553,026	—	—
	5/1/2019	—	6,738		170.08	5/1/2029	—		—	—	—
	5/1/2019	—	—		—	—	—		—	5,085	1,105,835
Joyce Manning Magrini	6/17/2013	—	44,000	(6)	4.55	6/17/2023	—		—	—	—
	4/8/2016	—	—		—	—	220		47,843	—	—
	4/8/2016	—	1,516		54.58	4/8/2026	—		—	—	—
	5/1/2017	—	—		—	—	750		163,103	—	—
	5/1/2017	—	5,174		98.92	5/1/2027	—		—	—	—
	5/1/2018	—	—		—	—	867		188,546	—	—
	5/1/2018	—	6,909		135.37	5/1/2028	—		—	—	—
	5/1/2019	—	—		—	—	942		204,857	—	—
	5/1/2019	—	2,496		170.08	5/1/2029	—		—	—	—
	5/1/2019	—	—		—	—	—		—	1,884	409,713

(1)

Unless otherwise noted, all options (other than Special One-Time Grants) (i) vest one-quarter on each of the first four anniversaries of the grant date; (ii) become exercisable if, within two years following a change in control, the executive’s employment is terminated by us without cause or the executive resigns with good reason; (iii) will immediately be forfeited upon a termination of employment by us for cause;

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(iv) that have not vested will be forfeited immediately, and unexercised vested options will be exercisable for a period of 60 days (or 180 days, in the case of options granted in fiscal 2019), in the event of termination of employment for any other reason; and (v) granted in fiscal 2019 provide for fully accelerated vesting in the event of death or disability and pro-rata accelerated vesting in the event of termination due to a reduction in force or retirement.

(2)

The amounts set forth in this column represent RSUs granted in fiscal 2019 and shares of restricted stock granted in all prior years. Unless otherwise noted, (i) all restricted stock or RSU awards vest one-quarter on each of the first four anniversaries of the grant date; and (ii) restricted stock or RSUs vest only in the event that the recipient remains continuously employed by us on each vesting date, provided, however, that (a) all unvested restricted stock or RSUs will vest if the NEO’s employment is terminated by us without cause or the recipient resigns with good reason within two years following a change in control; and (b) vesting of RSUs will fully accelerate in the event of death or disability and will accelerate on a pro-rata basis in the event of termination due to a reduction in force or retirement. Except as otherwise noted, each of Mr. Kingsbury’s restricted stock and RSU grants are subject to the Special Vesting Conditions described above under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(3)

The amounts set forth in this column represent the market value of time-based restricted stock and RSUs held by the NEO using a market price of $217.47 per share, which was the closing price of our common stock on January 31, 2020 (the last business day of fiscal 2019), as reported by the NYSE.

(4)

Represents PSU awards, which are earned upon the completion of the three-year performance period ending January 29, 2022, based on achievement of pre- established EBIT margin expansion and sales CAGR goals (each weighted equally). Based on our achievement of these goals, each NEO’s award may range from 50% (at threshold performance) to no more than 200% of his or her target award. In the event that actual performance is below threshold, no award will be made. Because these goals are measured on a cumulative basis over the three-year performance period, the reported number of shares assumes achievement of the target level of performance. PSUs vest only in the event that the recipient remains continuously employed by us through the end of the performance period provided, however, that (a) the recipient’s award shall vest as of the date of termination, assuming that performance goals were satisfied at target, in the event that the NEO’s employment is terminated by us without cause or the recipient resigns with good reason within two years following a change in control; and (b) the recipient’s award shall vest on a pro-rata basis in the event of death or disability or in the event of termination due to a reduction in force or retirement. Except as otherwise noted, each of Mr. Kingsbury’s restricted stock or restricted stock unit grants are subject to the Special Vesting Conditions described above under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(5)

The amounts set forth in this column represent the market value of PSUs held by the NEO using a market price of $217.47 per share, which was the closing price of our common stock on January 31, 2020 (the last business day of fiscal 2019), as reported by the NYSE.

(6)

Represents a grant of options to purchase shares of our common stock to compensate Mr. O’Sullivan for a portion of the equity awards forfeited at his prior employer pursuant to the terms of his employment agreement and which vest in one-third annual increments, subject to Mr. O’Sullivan’s continued employment through the applicable vesting date.

(7)

Represents a grant of RSUs to compensate Mr. O’Sullivan for a portion of the equity awards forfeited at his prior employer pursuant to the terms of his employment agreement and which vest in one-third annual increments, subject to Mr. O’Sullivan’s continued employment through the applicable vesting date.

(8)

Special One-Time Grant which vests over a five-year period commencing on the Trigger Date, which is the day after the vesting of all other options held by grantee which were granted to such grantee prior to May 2013 and remain outstanding and unvested as of the date of the Special One-Time Grant, according to the following schedule: 20% on each of the first five anniversaries of the Trigger Date. The vesting of Special One-Time Grants will not be accelerated in the event of a change in control, provided, however, that in the event that within two years after a change in control, the grantee’s employment is terminated without cause or the grantee resigns with good reason, then an incremental 20% of the Special One-Time Grants shall be deemed vested as of the date of termination of grantee’s employment, but in no event more than the total number of Special One-Time Grants granted to such grantee.

(9)	Provided that he remains continuously employed by us on such date, 100% of these shares will vest on May 1, 2021.

(10)	Provided that he remains continuously employed by us on such date, 100% of these shares will vest on May 4, 2020.

(11)

In connection with his resignation as our Principal/Chief Financial Officer in September 2019, Mr. Katz forfeited any equity awards that were unvested at the time of his resignation. Stock options held by Mr. Katz that were vested and unexercised at the time of his resignation remained exercisable by him for 60 days following such resignation.

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Fiscal 2019 Option Exercises and Stock Vested

The following table sets forth information regarding stock options exercised by our NEOs, and the vesting of our NEOs’ restricted stock, during fiscal 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael O’Sullivan	—	—	—	—
Thomas A. Kingsbury	100,000	15,504,264	188,239	33,449,830
John Crimmins	9,317	1,158,808	1,201	200,925
Marc Katz	62,645	8,777,118	3,232	540,806
Jennifer Vecchio	32,016	5,101,552	17,381	3,312,476
Fred Hand	67,675	9,207,405	3,557	611,747
Joyce Manning Magrini	34,022	4,928,760	883	147,354

(1)

Represents the difference between the selling price and the exercise price, multiplied by the number of shares acquired on exercise. Included in this column are the following amounts of shares underlying option awards that were sold (in the aggregate) to cover withholding tax obligations due upon exercise: Mr. Kingsbury—$6,831,179; Mr. Crimmins—$491,566; Mr. Katz—$4,243,737; Mr. Hand—$3,905,781; Ms. Vecchio—$2,692,559; and Ms. Magrini—$2,090,780.

(2)

Represents the value realized upon vesting based on the closing price of our common stock on the vesting date, which was (i) $157.23 in the case of 3,491, 260, 692, 1,296, 692 and 220 for shares of Mr. Kingsbury, Mr. Crimmins, Mr. Katz, Ms. Vecchio, Mr. Hand and Ms. Magrini, respectively, that vested on April 8, 2019; (ii) $170.08 in the case of 9,748, 941, 2,540, 1,907, 2,540 and 663 for shares of Mr. Kingsbury, Mr. Crimmins, Mr. Katz, Ms. Vecchio, Mr. Hand and Ms. Magrini, respectively, that vested on May 1, 2019; (iii) $155.94 in the case of 1,342 of Ms. Vecchio’s shares that vested on May 11, 2019; (iv) $170.76 in the case of 150,000 of Mr. Kingsbury’s shares that vested on July 1, 2019; (v) $200.14 in the case of 12,500 of Ms. Vecchio’s shares that vested on November 11, 2019; (vi) $225.16 in the case of 25,000 of Mr. Kingsbury’s shares that vested on January 23, 2020; and (vii) $218.28 in the case of 325 and 336 for shares of Mr. Hand and Ms. Vecchio, respectively, that vested on January 30, 2020; multiplied in each case by the number of restricted shares vesting. Included in this column are the following amounts of restricted shares that were withheld (in the aggregate) to cover withholding tax obligations due upon vesting: Mr. Kingsbury—82,937; Mr. Crimmins—327; Mr. Katz—1,498; Mr. Hand—1,366; Ms. Vecchio—8,908; and Ms. Magrini—240.

Pension Benefits

The Company does not maintain any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

The Company does not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

The following is a discussion of payments and benefits that would be due to each of our NEOs upon the termination of his or her employment with us, including termination in connection with a change in control. The amounts in the “Potential Payments Upon Termination or Change in Control Table” below assume that each termination was effective as of January 31, 2020, the last business day of fiscal 2019, and are merely illustrative of the impact of a hypothetical termination of each executive’s employment. The amounts to be payable upon an actual termination of employment can only be determined at the time of such termination based on the facts and circumstances then prevailing.

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Employment Agreements

We maintain employment agreements with each of our NEOs that provide certain benefits upon termination of employment.

Termination Without Cause or for Good Reason

Each NEO’s employment agreement provides that he or she will be entitled to receive the following in the event that (i) his or her employment is terminated by us without cause,” by him or her for “good reason” (as those terms are defined below), or (ii) other than Mr. O’Sullivan or Mr. Kingsbury, the term of his or her employment expires on the expiration date specified in his or her agreement:

•	all previously earned and accrued but unpaid base salary and vacation and unpaid business expenses up to the date of such termination or expiration;

•	any bonus earned for the fiscal year prior to the termination year or the expiration year, as applicable, but then unpaid, as well as (i) for Mr. O’Sullivan, an amount equal to two times the target bonus under the Annual Incentive Plan for the year in which termination occurs; and (ii) for each other NEO, a pro-rated portion of the then-current year’s target bonus under the Annual Incentive Plan through the date of termination or expiration, based on actual results (the “Annual Incentive Payment”);

•	severance pay (the “Severance Payment”) (i) for Mr. O’Sullivan in an amount equal to two times his base salary; and (ii) for each other NEO, the full amount of his or her base salary at the time of termination or expiration from the date of termination or expiration, as applicable, through the period ending on the first anniversary of the date of termination or expiration (in Mr. Kingsbury’s case, the third anniversary of the date of termination); and

•	full continuation (“Benefits Continuation”) of (i) Mr. O’Sullivan’s health, dental and vision insurance benefits during the two-year period commending on the date of termination; (ii) health, disability and life insurance benefits during the one-year period commencing on the date of termination (in Mr. Kingsbury’s case, a three-year period commencing on the date of termination) with respect to Ms. Magrini and Messrs. Kingsbury, and Hand, and (iii) with respect to Ms. Vecchio, medical, dental and vision insurance benefits, and with respect to Mr. Crimmins, medical insurance benefits, during the one year severance period (but only to the extent such benefits were previously elected by such NEO and in effect immediately prior to the date of termination); provided that, with respect to (ii) and (iii), to the extent any of those benefits cannot be provided by us during the applicable period, we will provide the executive with a sum of money calculated to permit the executive to obtain the same benefits individually, as well as reimbursement for related taxes so that the executive remains whole.

Except as otherwise stated, such payments will be made by us in regular installments in accordance with our general payroll practices. All amounts payable as compensation are subject to all customary withholding, payroll and other taxes.

Each NEO shall be entitled to receive the Annual Incentive Payment, Severance Payment and Benefits Continuation, as applicable, only in the event that he or she:

•	executes a release of claims in respect of his or her employment with us; and

•	has not breached, as of the date of termination or at any time during the period for which such payments or services are to be made, certain restrictive covenants (“Restrictive Covenants”) contained in his or her employment agreement regarding (i) confidentiality, (ii) intellectual property rights, and (iii) non-competition and non-solicitation (each of which extend for a period of one year (or two years, in the case of Mr. O’Sullivan or Mr. Kingsbury) following termination of employment).

Our obligation to make such payments or provide such services will terminate upon the occurrence of any such breach during such period.

For purposes of each NEO’s employment agreement,

•

“cause” means the NEO (i) is convicted of a felony or other crime involving dishonesty towards us or material misuse of our property; (ii) engages in willful misconduct or fraud with respect to us or any of our customers or suppliers or an intentional act of dishonesty or disloyalty in the course of his or her employment; (iii) refuses to perform his or her material obligations under his or her employment agreement which failure is not cured after written notice to him or her; (iv) misappropriates one or more of our material assets or business opportunities; (v) breaches a Restrictive Covenant which breach, if capable of being cured, is not cured within 10 days of

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written notice to him or her; or (vi) with respect to Mr. O’Sullivan, materially breaches his employment agreement or any written policy of the Company, including the Company’s policies prohibiting unlawful harassment, discrimination or retaliation, which breach, if capable of being cured, is not cured within 15 days after written notice to him; and

•	“good reason” means the occurrence of any of the following events without the written consent of the NEO: (i) a material diminution of his or her duties or the assignment to him or her of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with his or her position; (ii) our requiring him or her to be based at a location which is 50 or more miles from his or her principal office location on the date he or she commences employment with us; or (iii) a material breach by us of our obligations pursuant to his or her employment agreement (which breach goes uncured after notice and a reasonable opportunity to cure). No such condition is deemed to be “good reason” unless (i) we are notified within 30 days of the initial existence of such condition and are provided with a period of at least 30 days from the date of notice to remedy the condition, and (ii) (a) with respect to each NEO other than Mr. Kingsbury, within 10 days after the expiration of such period (but in no event later than 120 days after the initial existence of the condition), the NEO actually terminates his or her employment with us by providing written notice of resignation for our failure to remedy the condition; or (b) with respect to

Mr. Kingsbury, at any time during the period commencing 10 days after the expiration of such period and ending 180 days after Mr. Kingsbury’s knowledge of the initial existence of the condition (but in all events within two years after the initial existence of said condition), Mr. Kingsbury actually terminates his employment with us by providing written notice of resignation for our failure to remedy the condition.

Termination for Any Other Reason

In the event that he or she is terminated for any other reason, including as a result of his or her death, disability, voluntary resignation for other than good reason (except in the event of Mr. Kingsbury’s Retirement) or by resolution of our Board of Directors for cause, each NEO’s employment agreement provides that he or she shall be entitled to receive only all previously earned and accrued but unpaid base salary, vacation and unpaid business expenses up to the date of such termination. A discussion of the benefits to be received by Mr. Kingsbury in connection with his Retirement is included above under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and prior to the “Potential Payments Upon Termination or Change in Control Table” below.

Change in Control

None of our NEOs are entitled to receive any payments upon a change in control pursuant to the terms of his or her employment agreement.

Equity Grant Agreements

The terms of our equity grant agreements with each of our NEOs include certain provisions regarding accelerated vesting upon termination of employment under various circumstances, as detailed in the table below.

Event	Stock Options	RSUs/Restricted	Stock PSUs
Change in Control and Termination Without Cause or Resignation for Good Reason Within Subsequent Two Year Period	Fully accelerate or all awards other than Special One-Time Grants(1)	Fully accelerate	Fully accelerate (at target)
Change in Control (Without Termination of Employment)	Vesting continues under normal terms	Vesting continues under normal terms	Vesting continues under normal terms
Death or Disability	Fully accelerate (for awards granted from and after May 2019)	Fully accelerate (for awards granted from and after May 2019)	Pro-rated vesting based on target
Retirement or Termination of Employment Due to Reduction in Force(2)	Pro-rated vesting (for awards granted from and after May 2019)	Pro-rated vesting (for awards granted from and after May 2019)	Pro-rated vesting based on target

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Event	Stock Options	RSUs/Restricted	Stock PSUs
Involuntary Termination with Cause	All vested and unvested awards terminate immediately	All unvested awards terminated immediately	All unvested awards terminated immediately
Involuntary Termination without Cause or Resignation for Good Reason (Outside of the Two Year Period Following a Change in Control)	All unvested awards terminate immediately	All unvested awards terminated immediately	All unvested awards terminated immediately

(1)

The vesting of Special One-Time Grants will not be accelerated in the event of a change in control; provided, however, that if within two years after a change in control, the grantee’s employment is terminated without cause or the grantee resigns with good reason, then an incremental 20% of the Special One-Time Grants will vest as of such termination, but in no event more than the total number of Special One-Time Grants granted to such grantee.

(2)

The determination as to whether a “reduction in force” has occurred will be determined by the Committee in its sole and absolute discretion. “Retirement” means an employee’s resignation from the Company occurring on or after the employee attaining age 60 with at least ten continuous years of service to the Company. As of the end of fiscal 2019, Mr. Kingsbury and Ms. Magrini were the only NEOs who had met this condition. As described below, Mr. Kingsbury’s employment agreement provides for additional benefits to be received by Mr. Kingsbury in connection with his retirement (as defined in his employment agreement).

Potential Payments Upon Termination or Change in Control Table

The following table summarizes the compensation to be received by each Named Executive Officer other than Mr. Kingsbury and Mr. Katz in the event of a termination or change in control as of the last day of fiscal 2019.

Mr. Kingsbury’s employment as Executive Chairman continued until February 1, 2020, the last day of fiscal 2019, at which point he resigned from all positions with the Company, including as a member of the Board, and the post-retirement consulting period provided for in his employment agreement commenced. Mr. Kingsbury did not receive any severance or separation benefits from the Company in connection with his retirement other than the continued and accelerated vesting of his outstanding incentive equity grants pursuant to the terms of his employment agreement. Using the closing price of our common stock on the last business day of fiscal 2019, as reported by the NYSE, of $217.47 per share (the “Market Price”), the aggregate value of this benefit with respect to Mr. Kingsbury’s unvested (i) PSUs (assuming target performance) was $3,852,264; (ii) unvested restricted stock and RSUs was $11,492,202, and (iii) stock options was $16,622,151.

Mr. Katz resigned from the Company in September 2019 and did not receive any severance or separation benefits from the Company.

	Termination Without Cause or for Good Reason or Expiration of Employment Agreement					Equity Acceleration Upon Retirement or Due to Reduction in Force ($)(6)	Equity Acceleration Upon Death or Disability ($)(6)	Equity Acceleration Upon Change in Control ($)(7)
Name	Severance Pay ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Health Insurance Continuation ($)(3)	Life Insurance Continuation ($)(4)	Equity Acceleration ($)(5)
Michael O’Sullivan	4,089,286	—	27,268	—	—	2,882,364	20,868,271	20,454,924
John Crimmins	625,000	—	11,152	—	—	163,510	424,481	3,844,123
Jennifer Vecchio	875,000	—	—	—	—	693,419	1,799,424	7,654,746
Fred Hand	786,047	—	13,634	6,304	—	443,498	1,151,071	14,055,284
Joyce Manning Magrini	526,594	—	11,210	11,308	—	164,275	426,412	7,196,292

(1)

The amounts set forth in this column represent severance pay (i) for Mr. O’Sullivan in an amount equal to two times his base salary and fiscal 2019 target bonus; and (ii) for each other NEO, the full amount of his or her base salary at the time of termination or expiration from the date of termination or expiration, as applicable, through the period ending on the first anniversary of the date of termination or expiration.

(2)

As noted above, the finalization of fiscal 2019 bonuses has been delayed in light of the evolving COVID-19 situation, and the Committee retains authority to exercise negative discretion with respect to any payment of bonuses to the Company’s NEO’s. Accordingly, no amounts are included in this column.

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EXECUTIVE COMPENSATION

(3)

The amounts set forth in this column have been calculated based upon the coverage rates and elections in effect for each NEO, and assumes that we can provide such coverage (i) for a period of two years for Mr. O’Sullivan; and (ii) for a period of one year with respect to each NEO other than Mr. O’Sullivan.

(4)	The amounts set forth in this column represent the cost to obtain life insurance coverage for a period of one year with respect to each NEO other than Mr. O’Sullivan, Mr. Crimmins or Ms. Vecchio.

(5)

Upon cessation of employment without cause or for good reason or expiration of employment agreement, and subject to the terms of the 2006 Incentive Plan or the 2013 Incentive Plan, as applicable, equity awards that have not vested will terminate immediately (subject to potential acceleration in the event of a change in control).

(6)

The amounts set forth in these columns represent the sum of (i) the product obtained by multiplying the number of accelerated shares of restricted stock, RSUs and PSUs by the Market Price (assuming withholding tax obligations due in connection with such vesting is satisfied by a cash payment to us), and (ii) the product obtained by multiplying the number of accelerated options by the amount by which the Market Price exceeds the applicable exercise price.

(7)

The amounts set forth in these columns assume that the NEO’s employment is terminated by us without cause or he or she resigns with good reason within the requisite time period following a change in control and represent the sum of (i) the product obtained by multiplying the number of accelerated shares of restricted stock, RSUs and PSUs by the Market Price (assuming withholding tax obligations due in connection with such vesting is satisfied by a cash payment to us), and (ii) the product obtained by multiplying the number of accelerated options by the amount by which the Market Price exceeds the applicable exercise price.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of all our employees and the annual total compensation of Michael O’Sullivan, our Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For fiscal 2019 (our last completed fiscal year), the annual total compensation of our CEO, as reported in the Fiscal 2019 Summary Compensation Table, was $31,056,597. Since Mr. O’Sullivan was appointed CEO effective September 16, 2019, we annualized his base salary and long-term annual equity grant, as well as his life insurance premium and automobile allowance, and added the disclosed values of the one-time payment he received to defray certain relocation expense, the reasonable moving expenses reimbursed to him and his make-whole long-term incentive grant to arrive at a value of $35,094,754 for purposes of calculating the ratio of annual total compensation for our CEO to the median of the annual total compensation of all employees of our Company (other than our CEO), which was $11,583 for fiscal 2019. We did not annualize the one-time payment he received to defray certain relocation expense, the reasonable moving expenses reimbursed to him and his make-whole long-term incentive grant (collectively, the “One-Time Payments”) as such amounts were not prorated or reduced to reflect Mr. O’Sullivan’s mid-year employment commencement date. As noted in the CD&A, the finalization of fiscal 2019 bonuses under the annual incentive plan has been delayed in light of the evolving COVID-19 situation, and the Compensation Committee retains authority to exercise negative discretion with respect to any payment of such bonuses. If the annual incentive plan funded based on the formulaic results, Mr. O’Sullivan’s annualized total compensation for pay ratio purposes would have been $37,097,891, with the annual incentive cash bonus of $2,003,138 annualized to reflect Mr. O’Sullivan’s mid-year appointment.

Based on this information, for fiscal 2019 the ratio of the annual total compensation of Mr. O’Sullivan, our CEO, to the median of the annual total compensation of all employees is estimated to be 3,030 to 1. If the formulaic annual incentive result is included in Mr. O’Sullivan’s total compensation, then the fiscal 2019 ratio of the annual total compensation of Mr. O’Sullivan, our CEO, to the median of the annual total compensation of all employees is estimated to be 3,203 to 1. In addition, we have calculated a supplemental pay ratio, included below under the caption entitled “Supplemental Pay Ratio Disclosure.” The supplemental pay ratio compares the median employee compensation to the total annualized compensation of our CEO exclusive of the One-Time Payments and should not be viewed as a substitute for the pay ratio calculated in accordance with the SEC rules.

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EXECUTIVE COMPENSATION

To identify the median of the annual total compensation of all our employees in 2019 and determine the annual total compensation of our 2019 median employee and the annual total compensation of our CEO, we took the following steps:

1.

We identified the median employee using our employee population on February 1, 2020, the last day of fiscal 2019. This population consisted of full-time employees and part-time (including flex) employees, all of which were located in the United States (including Puerto Rico). In determining whether independent contractors that we have retained or engaged are employees, we applied a test drawn from guidance published by the Internal Revenue Service.

2.

To identify the 2019 “median employee” from our employee population, we first determined the amount of each employee’s gross earnings (i.e., sum of base pay, cash bonus and equity compensation) as reflected in our payroll records for fiscal 2019.

•	In making this determination, we annualized the compensation of approximately 3,620 full-time employees and 10,352 part-time employees who were hired in fiscal 2019 but did not work for us for the entire fiscal year.

3.	We then identified our 2019 median employee from our employee population using this compensation measure, which was consistently applied to all our employees included in the calculation.

4.

For purposes of the 2019 pay ratio disclosure, we combined all of the elements of such employee’s compensation for fiscal 2019, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $11,583. Our median employee is a part-time associate in one of our Burlington stores.

Supplemental Pay Ratio Disclosure

We understand that the CEO pay ratio is intended to provide greater transparency to annual CEO pay and how it compares to the pay of the median employee. As such, we are providing a supplemental ratio that compares the CEO’s total annualized pay of $9,835,638, which includes Mr. O’Sullivan’s annualized base salary and long-term equity grant, as well as his life insurance premium and automobile allowance, but excludes the One-Time Payments, to the pay of the median associate. The resulting supplemental CEO pay ratio is estimated to be 849 to 1. If the formulaic annual incentive result is included in Mr. O’Sullivan’s total compensation, then the resulting supplemental CEO pay ratio is estimated to be 1,022 to 1. These supplemental pay ratios are not a substitute for the pay ratio calculated in accordance with the SEC disclosure rules, but we believe these supplemental ratios provide a representative comparison to Mr. O’Sullivan’s annual compensation.

74 | Burlington Stores, Inc. 2020 Proxy Statement

Certain Relationships and Related Party Transactions

Merchandise Purchases

Jim Magrini, brother-in-law of Joyce Manning Magrini, our Executive Vice President—Human Resources, is an independent sales representative of one of our suppliers of merchandise inventory. This relationship predated the commencement of Ms. Magrini’s employment with us. The dollar amount of our merchandise inventory purchases through Mr. Magrini serving as an independent sales representative for such supplier amounted to $3,253,227 from the beginning of fiscal 2019 through the end of February 2020. Mr. Magrini’s sales commissions generated by virtue of these transactions amounted to $52,884.

Indemnification Agreements

We are party to indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Policies and Procedures With Respect to Related Party Transactions

We maintain a Related Party Transactions Policy (the “Policy”), which sets forth the manner in which we consider, evaluate and where appropriate conduct transactions with related parties. We recognize that related party transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than our best interests. Accordingly, as a general matter, we exercise caution with regard to such transactions and approach them with particular care.

A “related party transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved will or may be expected to exceed $120,000, and in which any related party had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act). For purposes of the Policy, a transaction in which any of our subsidiaries or any other company controlled by us participates is considered a transaction in which we participate. A “related party” is any of our directors or executive officers, any holder of more than 5% of our common stock or any immediate family member of any of these persons.

We review any relationships and transactions in which we and a related party are participants to determine whether such persons have a direct or indirect material interest. To identify potential related party transactions, we request certain information from our directors and executive officers. We then review the information provided for any related party transactions. The Audit Committee reviews and determines whether to approve any related party transaction subject to the Policy.

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Stockholder Proposals for 2021 Annual Meeting of Stockholders

Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2021 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than December 4, 2020. We strongly encourage any stockholder interested in submitting a proposal to contact our General Counsel in advance of this deadline to discuss the proposal. Stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that we will include it in our proxy statement.

In accordance with our Amended Bylaws, for a proposal of a stockholder, including nominations for directors, to be properly brought before our 2021 Annual Meeting of Stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act as discussed above, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, together with all supporting documentation required by our Amended Bylaws, (a) not later than the close of business on February 19, 2021, being the 90th day prior to the first anniversary of our 2020 Annual Meeting of Stockholders, nor earlier than the close of business on January 20, 2021, being the 120th day prior to the first anniversary of our 2020 Annual Meeting of Stockholders, or (b) in the event that our 2021 Annual Meeting of Stockholders is held more than 30 days before or more than 70 days after the first anniversary of our 2020 Annual Meeting of Stockholders, notice must be so delivered not earlier than the close of business on the 120th day prior to the 2021 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

Stockholder proposals should be delivered to Burlington Stores, Inc., Attention: Secretary, 2006 Route 130 North, Burlington, New Jersey 08016.

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single set of proxy materials unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock may be “householding” our proxy materials. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

Upon request, Burlington will promptly deliver a separate copy of our proxy materials to any beneficial owner at a shared address to which a single copy of any of those materials was delivered. To receive a separate copy, you may write or call Burlington Investor Relations at Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016, Attention: Investor Relations, telephone 855-973-8445.

Any stockholders who share the same address and currently receive multiple copies of our proxy materials, who wish to receive only one copy in the future, can contact our transfer agent, American Stock Transfer & Trust Company, LLC (if a registered holder), or their bank, broker or other nominee (if a beneficial holder), to request information about householding.

76 | Burlington Stores, Inc. 2020 Proxy Statement

Form 10-K

We will mail without charge, upon written or oral request, a copy of our Fiscal 2019 10-K, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016, Attention: Investor Relations, telephone 855-973-8445. The Fiscal 2019 10-K is also available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Financials—SEC Filings” or “Financials—Annual Reports & Proxies.”

Other Matters

The Board of Directors does not know of any other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matter in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Karen Leu, Senior Vice President,

General Counsel and Corporate Secretary

Dated: April 3, 2020

Burlington Stores, Inc. 2020 Proxy Statement | 77

ANNUAL MEETING OF STOCKHOLDERS OF BURLINGTON STORES, INC. May 20, 2020 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice & Proxy Statement, Annual Report on Form 10-K and Form of Electronic Proxy Card are available at—http://www.astproxyportal.com/ast/18550/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: Ted English Jordan Hitch Mary Ann Tocio 2. Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending January 30, 2021. 3. Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers (“Say-On-Pay”). 4. Approval, on a non-binding basis, of the frequency of future Say-On-Pay votes. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2 and 3, and “1 YEAR” in Proposal 4. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 3, AND “1 YEAR” IN PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 00003333030400001000 7 052020 MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOMINEES: Class I Director Class I Director Class I Director 2 1 YEAR YEARS 3 YEARS ABSTAIN

0 14475 BURLINGTON STORES, INC. Proxy for Annual Meeting of Stockholders on May 20, 2020 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Michael O’Sullivan, John Crimmins and Karen Leu, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Burlington Stores, Inc., to be held at the offices of Burlington Stores, Inc. located at The Kingsbury Building, 2006 Route 130 North, Burlington, New Jersey 08016 on May 20, 2020 at 8:00 am Eastern Time, and at any adjournments or postponements thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before the meeting and any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 1.1